UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ROSETTA STONE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 15, 2011

Dear Stockholder:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Rosetta Stone Inc. (the "Company"), which will be held at our offices located at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209, on Thursday, May 26, 2011, at 3:30 p.m., local time.

        Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. We encourage you to vote your shares according to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials. If you decide to attend the meeting and vote in person, you may withdraw your proxy at that time.

        To assist you in voting your shares, you will find enclosed the Notice of Annual Meeting, the 2011 Proxy Statement and our 2010 Annual Report to Stockholders which includes the Company's audited financial statements.

        On behalf of the Board of Directors and employees of Rosetta Stone, we thank you for your continued interest in and support of the Company.

Sincerely,

Laurence Franklin
 Chairman of the Board

Tom P.H. Adams
 President and Chief Executive Officer

Your vote is important. Please vote promptly.

You may vote according to the instructions
on the enclosed proxy card or Notice of Internet
Availability of Proxy Materials.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        You are cordially invited to attend our 2011 Annual Meeting of Stockholders, which will be held at 3:30 p.m. local time on May 26, 2011 at our corporate offices located at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209 for the following purposes:

  1.
  Elect three Class II directors nominated by our Board of Directors to hold office until our annual meeting of stockholders in 2014 or until their respective successors have been elected;

  2.
  Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

  3.
  Approve an amendment to our 2009 Omnibus Incentive Plan to increase the number of shares available for issuance under the plan;

  4.
  Conduct an advisory vote on the compensation of the named executive officers;

  5.
  Conduct an advisory vote on the frequency of stockholder votes on executive compensation; and

  6.
  Consider any other matters that may properly be brought before the meeting.

        A proxy statement describing the matters to be considered at the annual meeting is attached to this notice. Only stockholders who owned our stock at the close of business on April 6, 2011 may vote at the meeting, or at any adjournment or postponement of the meeting.

        Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials and/or the Proxy Card sent to you, as promptly as possible.

By order of our Board of Directors,

Michael C. Wu General Counsel and Secretary

Arlington, Virginia
April 15, 2011

Important Notice Regarding Availability of Proxy Materials for Rosetta Stone's
Shareholder Meeting to be Held on May 26, 2011.

 ROSETTA STONE INC.
PROXY STATEMENT 2011 ANNUAL MEETING OF STOCKHOLDERS

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ROSETTA STONE INC.
1919 North Lynn St., 7th Fl.
Arlington, Virginia 22209

PROXY STATEMENT FOR THE
2011 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

        Our Board of Directors is asking for your proxy for use at the Rosetta Stone Inc. 2011 Annual Meeting of Stockholders (the "Meeting") and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We are holding the Meeting on Thursday, May 26, 2011 at 3:30 p.m. local time at our offices at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209. We have first released this proxy statement to our stockholders beginning on or about April 15, 2011.

Internet Availability of Proxy Materials

        Under rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to stockholders of record and on the Notice of Internet Availability of Proxy Materials (the "Notice") sent to stockholders who hold their shares in street name. The Notice will also include instructions for stockholders who hold their shares in street name on how to access the proxy card to vote over the Internet.

Record Date, Outstanding Shares and Quorum

        Only holders of record of our common stock at the close of business on April 6, 2011 (called the "Record Date") will be entitled to vote at the Meeting. On the Record Date, we had approximately 20,690,071 shares outstanding and entitled to vote, held by approximately 237 stockholders of record and approximately 19,000 beneficial owners, who may hold their shares through banks, brokers or other nominees. We need a quorum to take action at the Meeting. We will have a quorum if a majority of the shares outstanding and entitled to vote on the Record Date are present at the Meeting, either in person or by proxy.

        If by the date of the Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights

        Holders of our common stock are entitled to one vote for each share they own on the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the Meeting will tabulate all votes. The Inspector will separately tabulate yes and no votes, abstentions and broker non-votes for each proposal.

 Voting and Revoking Proxies

        Our Board of Directors is soliciting proxies to vote your shares at the Meeting. If you attend the Meeting, you may submit your vote in person, and any votes that you previously submitted may be revoked and superseded by the vote that you cast at the Meeting. If you properly submit your proxy, and do not revoke it prior to the Meeting, your shares will be voted in the manner described in this proxy statement or as you may otherwise direct.

        If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1, in favor of Proposals 2, 3 and 4 and in favor of every one year to conduct a stockholder advisory vote on executive compensation. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

        Whether you submit your proxy via the Internet, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to the Corporate Secretary, at Rosetta Stone Inc., 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209. You may also revoke a proxy by submitting a later-dated vote, in person at the Meeting. Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Abstentions and Broker Non-Votes

        Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal.

        If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares un-voted or vote your shares on certain routine matters. However, the New York Stock Exchange (the "NYSE") precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, recent amendments to an NYSE rule now expressly prohibits brokers holding shares in street name for their beneficial holder clients from voting in uncontested director elections or executive compensation matters, including say-on-pay, on behalf of the clients without receiving specific voting instructions from those clients. Under NYSE rules, only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) should be treated as a routine matter on which a broker can exercise its discretion and vote your shares without specific instructions. If your broker votes on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum. Proposals 1, 3, 4 and 5 are not considered routine matters, and without your instruction, your broker cannot vote your shares with respect to these proposals. If a broker, bank, custodian, nominee or other record holder of Rosetta Stone stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called "broker non-votes") will be counted as present in determining whether we have a quorum.

Soliciting Proxies

        Rosetta Stone will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Rosetta Stone and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for which they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies.

Delivery of Voting Materials to Stockholders Sharing an Address

        To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

How to Obtain a Separate Set of Voting Materials

        If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of the proxy material is known as "householding." Brokers household our proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to the Corporate Secretary, Rosetta Stone Inc., 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209, or call the Corporate Secretary at (703) 387-5800 and we will promptly deliver these materials to you. You may also contact us at the address or phone number above if you received multiple copies of materials for the Meeting and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call the Corporate Secretary at (703) 387-5800 or send a written request to the Corporate Secretary at the above address.

Annual Report on Form 10-K and Additional Materials

        The Notice of Annual Meeting, this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2010 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability of Proxy Materials. The annual report on Form 10-K can also be viewed at http://investors.RosettaStone.com.

OUR BOARD OF DIRECTORS AND NOMINEES

        Our Board of Directors currently consists of eight directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of the members of such class have been elected and qualified, subject to their earlier death, resignation or removal.

        Only the terms of the Class II directors are scheduled to expire on the date of the upcoming Meeting. Based on the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, our Board of Directors' nominees for election by the stockholders are the three current Class II members of our Board of Directors, Laura L. Witt, Laurence Franklin and Theodore J. Leonsis. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2014 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

        The names and certain information about the nominee directors and the continuing directors in each of the other two classes of our Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

        It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class II directors to our Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Meeting, the proxies will be voted for the election of such other person as a substitute nominee as our Board of Directors may designate in place of such nominee.

        Because the upcoming Meeting will trigger the expiration of the terms of only three directors, proxies cannot be voted for more than three director nominees. The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Meeting will be elected Class II directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class II Directors

        The name and age as of April 1, 2011 of each nominee director, his or her position with us, the year in which he or she first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Laurence Franklin	58	Chairman of our Board	2006
Theodore J. Leonsis	55	Director	2009
Laura L. Witt	42	Director	2005

Directors Standing for Election

Incumbent Nominees

        Each of the incumbent directors listed below has been nominated for election by our Board of Directors upon recommendation by the Corporate Governance and Nominating Committee and has agreed to stand for election to a three-year term. Information concerning the incumbent nominees for director is provided below.

        Laurence Franklin has served as the Chairman of the Board of Directors since February 2011 and as a Director since May 2006. Mr. Franklin is the retired President and Chief Executive Officer of Tumi Inc., a manufacturer and retailer of luxury travel, business and lifestyle accessories, where he served from January 2002 until March 2009. Mr. Franklin remains a board member of Tumi, and serves on the boards of several private companies. Prior to joining Tumi, Mr. Franklin served as President of Coach Leatherware and General Manager of Elizabeth Arden. Mr. Franklin began his career at Peat Marwick Mitchell and Co. in audit, and then worked in the Management Consulting Services group at Price Waterhouse & Co. Mr. Franklin earned his B.A. from Colgate University and his M.S. from the New York University Graduate School of Business.

        Mr. Franklin's long-tenured career with Tumi and Coach provides valuable business, leadership and management experience, including expertise in wholesale channels of distribution, retail development, corporate management, operations and supply chain management and building international brands, Mr. Franklin's public finance, accounting and operations experience enables him to provide critical insight into, among other things, the Company's financial statements, accounting principles and practices, internal controls over financial reporting and risk management processes. Mr. Franklin also qualifies as an audit committee financial expert.

        Theodore ("Ted") J. Leonsis has served as a Director since December 2009. Mr. Leonsis is the founder, chairman and majority owner of Lincoln Holdings, LLC, a sports and entertainment company

d/b/a Monumental Sports and Entertainment that owns 100% of the NBA's Washington Wizards, NHL's Washington Capitals, the WNBA's Washington Mystics, and the Verizon Center in Washington, D. C. Since 2006, Mr. Leonsis has been Vice Chairman Emeritus at AOL LLC, where he served as Vice Chairman from 2000 to 2006, as President from 2003 to 2006, and in various capacities from 1994 to 2000. Mr. Leonsis serves on the boards of American Express Company, NutriSystem Inc. and several private companies. Mr. Leonsis holds a B.A. degree from Georgetown University. Mr. Leonsis is involved in numerous charities through the work of the Leonsis Foundation, including Best Buddies, Hoop Dreams, See Forever Foundation and YouthAIDS.

        Mr. Leonsis is an Internet pioneer with a distinguished career in the technology sector. Mr. Leonsis has significant corporate leadership, operations, finance and international business experience, having held various executive positions with AOL, and significant entrepreneurial business experience with Lincoln Holdings, LLC.

        Laura L. Witt has served as a Director since December 2005, including serving as Chair of our Board from December 2005 to February 2011. In September 1997, Ms. Witt joined ABS Capital Partners, a private equity investment partnership, and has served as a General Partner since January 2001. She served on the boards of Double-Take Software, Inc. from 2002 to 2008 and Familymeds Group, Inc. from 2004 to 2007. Ms. Witt currently serves on the board of several private companies. She earned a B.A. from Princeton University and an M.B.A. from the Wharton School at the University of Pennsylvania.

        Ms. Witt's tenured service on our Board provides her with a deep familiarity with Rosetta Stone's business and industry. She has extensive experience in finance, technology and management gained through her career with ABS Capital Partners.

Directors Not Standing for Election

        The names and certain biographical information as of April 1, 2011 about the continuing members of our Board of Directors who are not standing for election at the Meeting and are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Tom P.H. Adams	38	President, Chief Executive Officer and Director	2006
Phillip A. Clough	49	Director	2006
John T. Coleman	64	Director	2006
Patrick W. Gross	66	Director	2006
John E. Lindahl	66	Director	2006

        Tom P.H. Adams has served as President, Chief Executive Officer and as a Director since January 2006, prior to which he served as Chief Executive Officer of Fairfield & Sons, Ltd., the predecessor company of Rosetta Stone, since February 2003. Mr. Adams received his B.A. with honors from the University of Bristol, United Kingdom and an M.B.A. from INSEAD in Fontainebleau, France. Mr. Adams was named the 2009 Ernst & Young Entrepreneur of the Year, 2009 Executive of the Year by American Business Awards and Smart CEO of the Year 2009.

        As our long-standing Chief Executive Officer, Mr. Adams brings extensive leadership, business and operating experience to the Board, as well as a thorough and comprehensive knowledge of all aspects of the Company's business. Mr. Adams' vision and recognized leadership of the Company are critical to our business.

        Phillip A. Clough has served as a Director since January 2006. Mr. Clough is a Managing General Partner of ABS Capital Partners, and has been a General Partner of ABS Capital Partners since September 2001. Prior to joining ABS Capital Partners, Mr. Clough was President and Chief Executive Officer of Sitel Corporation, a publicly traded global provider of outsourced customer support services, from May 1998 to March 2001 and President of Sitel from January 1997 to May 1998. Prior to that, Mr. Clough was an investment banker with Alex Brown & Sons, an investment bank, from 1990 to 1997 and served in the United States Army from 1983 to 1988, rising to the rank of Captain. He served on the board of American Public Education, Inc. from August 2002 to May 2010. Mr. Clough currently serves on the boards of Liquidity Services, Inc., and various private companies. Mr. Clough holds a B.S. from the U.S. Military Academy at West Point and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.

        Mr. Clough has had a successful career in private equity, focusing on growth companies. He has significant experience in the operation of public and private capital markets. Mr. Clough also has experience in corporate leadership, business operations, international business and technology.

        John T. Coleman has served as a Director since May 2006. Mr. Coleman served as President, Chief Operating Officer and a Director of Bose Corp., a manufacturer of high-end audio products, from July 2001 to July 2005. Prior to that, he was Executive Vice President and Vice President of Human Resources at Bose, and before that, he was General Manager of Bose's European manufacturing operations. Prior to joining Bose, Mr. Coleman was Director of Human Resources for General Electric in Ireland. Mr. Coleman was Head of the College of Business and Law at University College Cork in Ireland from May 2006 until June 2007. He is a member of the Board of Advisors of the School of Economics at University College Cork. Mr. Coleman holds diplomas in Personnel Management and in Training and Development from the Irish Management Institute. He also holds a diploma in Management Studies and an M.B.A. from the University of Ulster, Northern Ireland. Mr. Coleman has a background in the retail industry building an international brand. Mr. Coleman has served on the Board of Directors of Nortek, Inc. since July 2010.

        Mr. Coleman brings a global perspective to the Board. His tenure at Bose and General Electric brings extensive experience in management, international business, operations, technology, human resources and education to our Board. Mr. Coleman also qualifies as an audit committee financial expert.

        Patrick W. Gross has served as a Director since February 2006. Mr. Gross is Chairman of the Lovell Group, a private business and technology advisory and investment firm that he founded in 2002. Mr. Gross was a founder of, and served as a principal executive officer from 1970 to September 2002 at American Management Systems, Inc., or AMS, a publicly traded information technology consulting, software development, and systems integration firm. Mr. Gross is a director of Capital One Financial Corporation, Career Education Corporation, Liquidity Services, Inc., Taleo Corporation, and Waste Management, Inc. Mr. Gross also currently serves on the boards of various private companies. Mr. Gross previously served on the boards of Computer Network Technology Corporation from 1997 to 2006 and Mobius Management System, Inc. from 2002 to 2007. He holds a B.S.E. from Rensselaer Polytechnic Institute, an M.S.E. from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business.

        Mr. Gross has demonstrated leadership abilities and business judgment, shaped by four decades of executive management and board experience at complex commercial companies. Mr. Gross has extensive experience in finance, management, information technology, software, and education as a result of his management experience at AMS and service on the boards of other public companies. Mr. Gross' finance and operations experience as well as his long-tenured service on other public company boards provides significant insight into the Company's corporate governance, financial statements, accounting principles and practices, internal controls over financial reporting and risk management processes. Mr. Gross also qualifies as an audit committee financial expert.

        John E. Lindahl has served as a Director since February 2006 and is Managing Partner at Norwest Equity Partners VIII, LP, or Norwest, a private equity firm, which he joined in 1984. Prior to joining Norwest, Mr. Lindahl worked at Norwest Bank for 16 years. Mr. Lindahl serves on the boards of various private companies. He holds B.S. and B.A. degrees from the University of Minnesota.

        Mr. Lindahl's long-tenured career in private equity and banking gives him a keen grasp on finance and investment matters. He also has extensive experience in management, business operations and international business.

EXECUTIVE OFFICERS

        The name, age and position(s) held by each of our named executive officers, as of April 1, 2011, are set forth in the table below.

Name	Age	Position(s) Held with the Company
Tom P.H. Adams	38	President, Chief Executive Officer and Director
Michael S. Fulkerson	43	Chief Technology Officer
Gregory W. Long	52	Senior Vice President, Corporate Development
Stephen M. Swad	49	Chief Financial Officer
Helena Wong	53	President, International
Michael C. Wu	44	General Counsel and Secretary

        Biographical information for Mr. Adams is set forth above under "Our Board of Directors and Nominees—Directors Not Standing for Election." Biographical information for each of our other executive officers is set forth below.

        Michael S. Fulkerson has served as Chief Technology Officer since February 2011. Mr. Fulkerson previously served as Senior Vice President of Labs and Technology between August 2008 to February 2011 Prior positions at the Company also include Vice President of Labs and Technology from December 2006 to August 2008 and Senior Director of Software Development from April 2005 to December 2006. Previously, he was a Technical Director for Serco, a provider of managerial and technological consulting services, from March 2004 to April 2005 and a Technical Product Manager at iLOG from January 2003 to March 2004. Mr. Fulkerson started his career as a Surface Warfare Officer in the U.S. Navy. Mr. Fulkerson holds a B.S. and M.A. in computer science from Villanova University and a Ph.D. in Computer Science from Duke University.

        Gregory W. Long has served as Senior Vice President, Corporate Development since February 2011. Mr. Long previously served as the Company's Chief Product Officer from August 2006 to February 2011. Prior to joining Rosetta Stone, Mr. Long was Vice President of Leapfrog Schoolhouse, the school division of Leapfrog Enterprises, Inc., from December 2001 to August 2006. Prior to that, he was at iBeam Broadcasting Corp., a streaming media distribution provider, and held various positions at Mattel's The Learning Company Inc., a developer and marketer of educational and reference software for consumers and schools, and at Creative Wonders, a children's software education company. Mr. Long holds a B.A. in Economics from the University of Victoria in Victoria, British Columbia, Canada and an M.B.A. from Queen's University in Kingston, Ontario, Canada.

        Stephen M. Swad has served as Chief Financial Officer since November 2010. Prior to joining the Company, Mr. Swad served as the Executive Vice President and Chief Financial Officer of Comverse Technologies, Inc. from May 2009 to October 2010. From May 2007 to August 2008, he served as Executive Vice President and Chief Financial Officer of Federal National Mortgage Association (Fannie Mae). Mr. Swad previously served as Executive Vice President and Chief Financial Officer of AOL LLC from February 2003 to February 2007. He has also held various senior financial management positions with Time Warner and its subsidiaries. Mr. Swad, a former partner of KPMG LLP, has also served as a Deputy Chief Accountant at the U.S. Securities and Exchange Commission. He holds a B.A. in Business Administration from the University of Michigan and is a Certified Public Accountant.

        Helena Wong has served as President, International, since January 2011. Prior to joining the Company, Ms. Wong provided brand and business development consulting services to various consumer businesses from October 2008 to December 2010. From May 2006 until October 2008, Ms. Wong was

Global President at Oregon Scientific, a leading designer and worldwide marketer of personal electronics. From September 2002 to October 2005, Ms. Wong was President, Asia Pacific, and Global Chief Marketing Officer of Esselte Corporation, a leading global office supplies manufacturer. She has also held international business positions for Western Union Financial Services, Inc., Pepsi-Cola International and The Proctor & Gamble Company. Ms. Wong received a BBA from Sao Paulo Business School, GeutlioVargas Foundation with a dual major in Finance and Marketing and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

        Michael C. Wu has served as General Counsel and Secretary of Rosetta Stone since November 2006. From August 2001 to October 2006, Mr. Wu served in several executive positions with Teleglobe International Holdings Ltd., a publicly traded international telecommunications company, and its predecessor company including Vice President and General Counsel, Executive Director, Legal, and Executive Director, Operations and Corporate Services. Prior to joining Teleglobe, Mr. Wu was a Senior Counsel for Global One Communications LLC, an international telecommunications joint venture between Sprint Corporation, Deutsche Telekom and France Telecom. He also practiced law at Baker Botts LLP and Swidler & Berlin, Chtd., a predecessor firm of Bingham McCutchen LLP. Mr. Wu holds a J.D. from the University of Virginia School of Law and a B.A. from Emory University.

CORPORATE GOVERNANCE

Code of Ethics

        We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.rosettastone.com.

Composition of our Board of Directors; Classified Board

        Our Board of Directors currently consists of eight members, seven of whom are non-employee members. Each director holds office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors. Our certificate of incorporation provides that our Board of Directors is divided into three classes of directors, each serving a staggered three-year term. As a result, one class of our Board of Directors will be elected at each annual meeting for three-year terms. Our Board of Directors is classified as follows:

  •
  Tom P.H. Adams, Phillip A. Clough and John E. Lindahl are designated Class I Directors whose terms will expire at our 2013 annual meeting of stockholders;

  •
  Laura L. Witt, Laurence Franklin and Theodore J. Leonsis are designated Class II Directors whose terms will expire at our 2011 annual meeting of stockholders; and

  •
  John T. Coleman and Patrick W. Gross are designated Class III Directors whose terms will expire at our 2012 annual meeting of stockholders.

        Our certificate of incorporation also provides that the number of authorized directors will be determined from time to time by resolution of our Board of Directors. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. The classification of our Board of Directors may have the effect of delaying or preventing changes in control of our Company. Our certificate of incorporation further provides for the removal of a director only for cause and by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of our directors.

 Director Independence

        Our Board of Directors has reviewed the independence of each director and considered whether any director had or has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors has determined that all of our directors, other than our Chief Executive Officer, Tom P.H. Adams, are "independent directors" and meet the independence requirements under the listing standards of the NYSE and rules and regulations of the SEC.

Board Leadership Structure and Role in Risk Oversight

        We have separated the positions of Chairman of the Board and Chief Executive Officer since our formation and funding by ABS Capital and Norwest Equity Partners. This separation reflected the determination of those stockholders at that time that such a structure was the most appropriate for us at that stage of our development. We will continue to review this structure as we continue to develop and grow our Company.

        In February 2011, we announced the appointment of Laurence Franklin as chairman of the Board of Directors, and that he would lead a new office of the chairman through which Mr. Franklin will work, on behalf of the Board, with Rosetta Stone's senior management to help bring the Board's collective experience to support the Company as it takes important actions to significantly reposition its U.S. business go-to-market strategy.

        The Board oversees risk by actively reviewing management decisions and financial controls. The Board takes a hands-on role in risk management practices in such areas as credit risk, liquidity risk, and operational risk by obtaining detailed reports from management, continuous dialogues with management, and providing extensive input on material corporate decisions. The leadership structure is appropriate at the time of this filing because of the Company's growth rate, its new public status, and international expansion strategy. The Board extensively oversees management, particularly through regular conferences between the Chief Executive Officer and Chairman. The extent of the Board's oversight function has the effect of solidifying the Board's leadership structure by providing excellent knowledge of the day-to-day workings of the Company to the Board.

Committees of our Board of Directors

        Our Board of Directors has established the following standing committees: the Audit Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee.

Attendance at Meetings

        Our Board of Directors held eight meetings during the year ended December 31, 2010. Each director attended at least 75% of the aggregate of the meetings of our Board of Directors and of the committees on which he or she served during the period for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of our Board of Directors, the number of meetings held by each committee in 2010 and the membership of each committee during the year ended December 31, 2010.

Name	Audit	Compensation	Governance and Nominating
Tom P.H. Adams
Laura L. Witt		Chair	Chair
Phillip A. Clough	Member through 4/1/2010
John T. Coleman	Member appointed 2/24/2010	Member	Member
Laurence Franklin	Member
Patrick W. Gross	Chair		Member
Theodore J. Leonsis		Member	Member
John E. Lindahl		Member
Total Number of Meetings Held in 2010	11	9	4

        Directors are encouraged, but not required, to attend the Annual Stockholders' Meeting.

Audit Committee

        Our Audit Committee consists of John T. Coleman, Laurence Franklin and Patrick W. Gross, each of whom is a non-employee member of our Board of Directors. Mr. Gross is the chairperson of our Audit Committee. Our Board of Directors has determined that each member of our Audit Committee meets the requirements of financial literacy under the requirements of the NYSE and SEC rules and regulations. Mr. Gross serves as our audit committee financial expert, as defined under SEC rules, and possesses financial sophistication as required by the NYSE. Mr. Coleman, Mr. Franklin and Mr. Gross are independent as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (as amended, the "Exchange Act").

        Our Audit Committee is responsible for, among other things:

  •
  approving the appointment, retention, and termination of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

  •
  evaluating the qualifications, performance and independence of our independent auditors;

  •
  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

  •
  reviewing the adequacy and effectiveness of our internal control policies and procedures;

  •
  discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

  •
  preparing the Audit Committee report required by the SEC to be included in our annual proxy statement.

        Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website.

Report of the Audit Committee of the Board of Directors

        During the year ended December 31, 2010, our Audit Committee met 11 times. In the exercise of the Audit Committee's duties and responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board

("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accounting firm's communications with the Audit Committee regarding independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. Based on the foregoing, including its review and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal year 2010 be included in our Annual Report for the fiscal year ended December 31, 2010 to stockholders on Form 10-K filed with the Securities and Exchange Commission.

Patrick W. Gross (Chair)
John T. Coleman
Laurence Franklin

        This Report of the Audit Committee is not "soliciting material" and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

 Compensation Committee

        Our Compensation Committee consists of Laura L. Witt, John T. Coleman, Theodore J. Leonsis and John E. Lindahl, each of whom is a non-employee member of our Board of Directors. Ms. Witt is the Chairperson of our Compensation Committee. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the requirements of the NYSE. The Compensation Committee is responsible for, among other things:

  •
  reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity-based awards, executive employment agreements, severance and change in control arrangements, and any other special benefits, compensations or arrangements;

  •
  reviewing and approving annual goals and objectives, bonus criteria and equity guidelines for our employees;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis" disclosure required by SEC rules and regulations;

  •
  preparing the Compensation Committee report required by the SEC to be included in our annual proxy statement; and

  •
  administering, reviewing and making recommendations with respect to our equity-based compensation plans.

Compensation Committee Interlocks and Insider Participation

        None of Laura L. Witt, John T. Coleman, John E. Lindahl and Theodore J. Leonsis, each of whom is a member of our Compensation Committee, is or was an officer or is an employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

        Our Corporate Governance and Nominating Committee consists of Laura L. Witt, John T. Coleman, Patrick W. Gross and Theodore J. Leonsis, each of whom is a non-employee member of our Board of Directors. Ms. Witt is the Chairperson of this Committee. Our Board of Directors has determined that each member of this committee satisfies the requirements for independence under the NYSE rules.

        The Corporate Governance and Nominating Committee is responsible for, among other things:

  •
  assisting our Board of Directors in identifying prospective director nominees and recommending director nominees for each annual meeting of stockholders to our Board of Directors;

  •
  reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

  •
  reviewing succession planning for our Chief Executive Officer;

  •
  overseeing the evaluation of our Board of Directors;

  •
  determining the compensation of our directors; and

  •
  recommending members for each committee of our Board of Directors.

        Our Corporate Governance and Nominating Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Rosetta Stone. The Corporate Governance and Nominating Committee relies on its knowledge and relationships and the knowledge and relationships of our officers and other directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. With respect to nominees recommended by stockholders, our Corporate Governance and Nominating Committee will consider such nominees in the same manner as it evaluates other potential director nominees.

Policy Governing Director Qualifications and Nominations

        Our Company seeks directors who possess, at a minimum, the qualifications and skills described below as set forth in our Policy Governing Director Qualifications and Nominations. Our Company considers diversity in its nomination of directors, and in its assessment of the effectiveness of the Board and its committees. In considering diversity, we evaluate each director candidate in the context of the overall composition and needs of our Board, with the objective of recommending a group that can best manage the business and affairs of the Company and represent stockholder interests using its diversity of experience. Our Corporate Governance and Nominating Committee will consider these and other qualifications, skills, and attributes when recommending candidates to our Board.

        Our Corporate Governance and Nominating Committee must be satisfied that each Committee-recommended nominee meets the following minimum qualifications:

  •
  The candidate shall exhibit high standards of integrity, commitment, and independence of thought and judgment;

  •
  The candidate shall be committed to representing the long-term interests of our Company's stockholders;

  •
  The candidate shall have sufficient time and availability to devote to the affairs of our Company, particularly in light of the number of boards on which the nominee may serve;

  •
  To the extent the candidate serves or has previously served on other boards, the candidate shall have a demonstrated history of contributing at board meetings; and

  •
  The candidate meets any other minimum qualifications and other criteria for board membership approved by our Board of Directors from time to time.

        In addition to the minimum qualifications for each candidate set forth above, our Corporate Governance and Nominating Committee shall recommend that our Board of Directors select persons for nomination to help ensure that:

  •
  A majority of the Board is "independent" in accordance with the standards, if any, promulgated by the SEC, or any exchange upon which securities of our Company are traded, and any governmental or regulatory body exercising authority over our Company;

  •
  Each of our Audit, Compensation, and Corporate Governance and Nominating Committees are comprised entirely of independent directors; and

  •
  At least one member of our Audit Committee shall have such experience, education and other qualifications necessary to qualify as an "audit committee financial expert" as defined by the rules of the SEC.

        In addition to any other standards our Corporate Governance and Nominating Committee may deem appropriate from time to time for the overall structure and composition of our Board, the Committee may consider the following factors when selecting and recommending that our Board select persons for nomination:

  •
  Whether the candidate has direct experience in our Company's industry or in the markets in which our Company operates;

  •
  Whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience;

  •
  Whether the candidate has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

  •
  Whether the candidate is accomplished in his or her respective field, with strong credentials and recognition; and/or

  •
  Whether the candidate is well regarded in the community.

 DIRECTOR COMPENSATION

Summary Non-Employee Director Compensation Table

        Our Chief Executive Officer, Tom P.H. Adams, does not receive any compensation specifically related to his service on our Board of Directors. The following table summarizes the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash	Option Awards $(4)(5)	Restricted Stock Unit Awards $(4)(6)	Total
Phillip A. Clough(1)	$37,500	$30,125	$29,998	$97,623
John T. Coleman	66,000	30,125	29,998	126,123
Laurence Franklin	52,500	30,125	29,998	112,623
Patrick W. Gross	70,000	30,125	29,998	130,123
Theodore J. Leonsis	59,801	30,125	29,998	119,924
John E. Lindahl(2)	42,500	30,125	29,998	102,623
Laura L. Witt(3)	65,000	30,125	29,998	125,123

(1)
Cash payments are made directly to ABS Capital Partners, LLC.

(2)
Cash payments are made directly to Norwest Equity Partners, VIII.

(3)
Cash payments are made directly to ABS Capital Partners, LLC.

(4)
Represents the aggregate grant date fair value for restricted stock awards and option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 10 to the consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2009 filed on March 10, 2010.

(5)
Represents options to acquire 2,979 shares of common stock granted on August 26, 2010 at an exercise price of $17.36 per share, which was the closing price per share of our common stock on the NYSE on the grant date. These options vest 25% quarterly from the date of grant.

(6)
Represents 1,728 restricted stock units granted on August 26, 2010. The restricted stock units are fully vested and will be paid out in shares of our common stock when the recipient director terminates his or her service on our Board of Directors.

        In April 2009, our Board of Directors adopted a compensation policy applicable to all of our non-employee directors effective upon completion of our initial public offering. This compensation policy provides that each non-employee director will receive the following compensation for board and committee services:

  •
  an annual retainer paid in cash or restricted stock units, at the choice of the director, in an amount equal to $35,000;

  •
  an annual cash retainer of $20,000 for chairing the Audit Committee and $15,000 for chairing the Compensation Committee or the Corporate Governance and Nominating Committee;

  •
  an annual retainer of $10,000 for each audit committee member and of $7,500 for each Compensation Committee member and each Corporate Governance and Nominating Committee member;

  •
  the members and chairpersons of any new committees that may be formed will be paid the same amounts as the members and chairpersons of the Compensation Committee and Corporate Governance and Nominating committee;

  •
  $1,250 for each board meeting attended in person or by telephone above eight in a year lasting more than one hour;

  •
  $1,250 for each meeting of a committee attended in person or by telephone above ten in a year lasting more than one hour; and

  •
  an annual grant of equity with a fair market value as of the date of grant of $60,000 comprised of:

  •
  50% stock options vesting quarterly over one year conditioned upon the director's continued service on our Board of Directors during that year; and

  •
  50% restricted stock units, which will be fully vested and will be paid out in shares of our common stock when the recipient director terminates his or her service on our Board of Directors.

        In November 2010, the Board of Directors appointed Laurence Franklin Lead Director and adopted a policy to pay the lead director an additional retainer in the amount of $25,000 per quarter. In February 2011, the lead director role was eliminated in connection with the appointment of Mr. Franklin as Chairman of the Board. The Board of Directors approved the following additional compensation for the non-executive chairman position (prorated during the first quarter of 2011) effective March 1, 2011 until at least September 30, 2011: (i) $40,000 cash retainer per quarter with an option to receive this compensation in combination of cash and restricted stock units; and (ii) quarterly grants of $12,500 in restricted stock units and $12,500 in stock options. The additional compensation for the non-executive chairman position has been reviewed and approved by the Governance Committee and Board of Directors.

        Directors are encouraged to accumulate stock ownership, including ownership of the restricted stock units, equal in value to three times the annual retainer within three years.

Outstanding Option Awards for Directors at December 31, 2010

        The following table provides information on the outstanding stock options for our non-employee directors as of December 31, 2010.

Director Name	Aggregate Shares Subject to Outstanding Options (#)
Phillip A. Clough	5,966
John T. Coleman	31,966
Laurence Franklin	31,966
Patrick W. Gross	38,466
Theodore J. Leonsis	4,238
John E. Lindahl	5,966
Laura L. Witt	5,966

 STOCKHOLDER MATTERS

Stockholder Communications with our Board

        Stockholders who wish to communicate with our Board of Directors may address any inquiries, items for discussion or other materials to a particular director or to our Board of Directors, in care of our General Counsel and Secretary, Mr. Michael C. Wu, at the following address: Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, VA 22209. Our General Counsel and Secretary or designated staff members in the office of the General Counsel will review these submissions and forward messages to members of our Board of Directors, as appropriate. Communications may also be referred to other departments within our Company. We generally will not forward to our Board of Directors any communication that we determine to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about our Company.

Stockholder Recommendations of Director Candidates

        Our Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. A stockholder seeking to recommend a candidate for the Corporate Governance and Nominating Committee's consideration should submit such candidate's name and qualifications to: Corporate Governance and Nominating Committee, c/o Corporate Secretary, Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209.

Stockholder Proposals and Nominations for the 2012 Annual Meeting of Stockholders

        Any stockholder who intends to present a proposal for inclusion in our 2012 proxy statement and form of proxy must submit the proposal, in writing, so that our Corporate Secretary receives it at our principal executive offices, located at 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209, by December 16, 2011, which is 120 days prior to the one year anniversary of the date this proxy statement is being sent to our stockholders. Any stockholder who wishes to bring a proposal or nominate a person for election to our Board of Directors at the 2012 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between December 16, 2011 and January 15, 2012, which is 120 to 90 days prior to the one year anniversary of the upcoming Meeting. In addition, our stockholders must comply with the requirements of the SEC related to nominations and stockholder proposals and the procedural requirements in our bylaws, which stockholders can obtain from us upon request and which are also on file with the SEC.

        Our bylaws provide that if a stockholder wishes to nominate a person for election as director or to propose other business to be considered at one of our annual meetings of stockholders, that stockholder must follow the procedures contained in our bylaws and satisfy the requirements of Regulation 14A of the Securities Exchange Act of 1934. The stockholder proposing such business or making such nomination must be a stockholder of record of our Company on the date the nomination is delivered to our Corporate Secretary and at the time of our annual meeting and be entitled to vote at the annual meeting. The proposal or nomination must be received by our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business 120 days prior to the annual meeting and no later than 90 days prior to such annual meeting or 10 days following our first public announcement of the date of the annual meeting. In addition, if the number of directors to be elected to our Board of Directors at an annual meeting is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's nomination shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first make such public announcement. These time periods are designed to allow us time to adequately consider all proposals and nominees.

        To be considered, each nomination must include the following information:

  •
  all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

  •
  the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

  •
  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with him, on the other hand, including, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any of their respective affiliates or associates or persons acting in concert with any such person, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant;

  •
  a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made, the form of which questionnaire will be provided by our Corporate Secretary upon written request; and

  •
  a written representation and agreement, in the form provided by our Corporate Secretary upon written request, that the nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to us or that could limit or interfere with the nominee's ability to comply, if elected as a director, with the nominee's fiduciary duties under applicable law, is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as our director that has not been disclosed to us, and in the nominee's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock trading policies and guidelines.

        To be considered, proposals for business to be considered by our stockholders at an annual meeting, other than the nomination of persons for election as directors, must include the following information:

  •
  a brief description of the business desired to be brought before the annual meeting;

  •
  the reasons for conducting such business at the annual meeting;

  •
  the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment;

  •
  any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

  •
  a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons, including their names, in connection with the proposal of such business by such stockholder; and

  •
  as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

  •
  the name and address of such stockholder, as they appear on our books, and of such beneficial owner, if any;

  •
  the class or series and number of shares of our capital stock that are, directly or indirectly, owned beneficially and of record by such stockholder and by such beneficial owner;

  •
  any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital or otherwise directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any;

  •
  any other direct or indirect opportunity held or owned beneficially by such stockholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of our shares;

  •
  any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any of our securities;

  •
  any short interest in any of our securities;

  •
  any right to dividends on our shares of capital stock owned beneficially by such stockholder or such beneficial owner, if any, which right is separated or separable from the underlying shares;

  •
  any proportionate interest in shares of our capital stock or derivative instrument held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or with respect to which such stockholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner;

  •
  any performance-related fees, other than an asset-based fee, to which such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, in each case with respect to the information required to be included in the notice.

        Such information must include any such interests held by members of such stockholder's or such beneficial owner's immediate family sharing the same household. All such information must be supplemented by such stockholder and such beneficial owner, if any, not later than 10 days after the record date for the annual meeting to disclose such ownership as of the record date, 10 days before the annual meeting date, and immediately prior to the commencement of the annual meeting, by delivery of such supplemented information to our Corporate Secretary. Such information shall also include any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee or otherwise to solicit proxies from stockholders in support of such proposal or nomination.

        The proposing stockholder must also include such other information as we may reasonably require or that is otherwise reasonably necessary to determine the eligibility of such proposed nominee to serve as a director of our Company, to determine whether such nominee qualifies as an "independent director" or "audit committee financial expert" under applicable law, securities exchange rule or regulation, or any of our publicly-disclosed corporate governance guidelines or committee charters; including our policy governing director qualifications and nominations, and that could be material to a reasonable stockholder's understanding of the independence and qualifications, or lack thereof, of such nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

        The following table shows shares of our common stock that we believe are owned as of March 31, 2011 by:

  •
  Our Chief Executive Officer, our current and former Chief Financial Officer, and the three other highest paid executive officers for fiscal year 2010;

  •
  Each director and nominee;

  •
  All current directors, nominees and executive officers as a group;

  •
  Each stockholder owning more than 5% of our common stock.

        Unless indicated in the notes, to our knowledge each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Rosetta Stone Inc., 1919 North Lynn Street, 7th Floor, Arlington, Virginia 22209.

        We calculated the percentage of shares outstanding based on 20,689,796 shares of common stock outstanding on March 31, 2011. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of March 31, 2011, and (2) shares issuable upon settlement of restricted stock units that are vested, or will become vested within 60 days of March 31, 2011. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or restricted stock unit for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers:
Tom P.H. Adams(1)	952,014	4.6%
Eric Eichmann(2)	189,968	*
Brian D. Helman(3)	19,287	*
Gregory W. Long(4)	182,950	*
Stephen M. Swad(5)	100,000	*
Michael C. Wu(6)	72,180	*
Non-Employee Directors:
Laura L. Witt(7)	5,108,210	24.69%
Phillip A. Clough(8)	5,108,210	24.69%
John T. Coleman(9)	34,792	*
Laurence Franklin(10)	34,592	*
Patrick W. Gross(11)	41,092	*
Theodore J. Leonsis(12)	5,914	*
John E. Lindahl(13)	3,342,594	16.16%
All current directors, nominees and executive officers as a group (11 people)(14)	9,882,930	47.77%
Other 5% Stockholders:
ABS Capital Partners IV Trust(15)	5,099,618	24.65%
Norwest Equity Partners VIII, LP(16)	3,334,002	16.11%
Waddell & Reed Financial Inc.(17)	1,056,093	5.1%

*
Indicates ownership of 1% or less.

(1)
Includes 303,604 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2011. Includes 1,780 shares owned by Mr. Adams' spouse as to which Mr. Adams disclaims beneficial ownership.

(2)
Mr. Eichmann, Chief Operating Officer, terminated employment on August 6, 2010. The ownership of Mr. Eichmann is as of August 6, 2010 and includes 144,157 shares of our common stock subject to options which were exercisable as of August 6, 2010.

(3)
Mr. Helman, Chief Financial Officer, terminated employment on August 31, 2010. The ownership of Mr. Helman is as of August 31, 2010 and includes 4,537 shares of our common stock subject to options which were exercisable as of August 31, 2010.

(4)
Includes 159,826 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2011.

(5)
Mr. Swad was named Chief Financial Officer on November 9, 2010. Mr. Swad received a new hire grant of 150,000 stock options on October 12, 2010 and 100,000 shares of restricted stock on November 9, 2010.

(6)
Includes 41,206 shares of our common stock subject to options which are exercisable within 60 days of March 31, 2011.

(7)
Includes 8,592 shares of our common stock subject to options and restricted stock units which are exercisable within 60 days of March 31, 2011, and an aggregate of 5,099,618 shares held by the

  ABS Capital Partners IV Trust (the "Trust"). Ms. Witt is a managing director of the Trust. Ms. Witt disclaims beneficial ownership of these shares. See footnote 15.

(8)
Includes 8,592 shares of our common stock subject to options and restricted stock units which are exercisable within 60 days of March 31, 2011, and an aggregate of 5,099,618 shares held by the ABS Capital Partners IV Trust (the "Trust"). Mr. Clough is a managing director of the Trust. Mr. Clough disclaims beneficial ownership of these shares. See footnote 15.

(9)
Includes 34,592 shares of our common stock subject to options and restricted stock units which are exercisable within 60 days of March 31, 2011. Includes 200 shares owned by Mr. Coleman's spouse as to which Mr. Coleman disclaims beneficial ownership.

(10)
Includes 34,592 shares of our common stock subject to options and restricted stock units which are exercisable within 60 days of March 31, 2011.

(11)
Includes 41,092 shares of our common stock subject to options and restricted stock units which are exercisable within 60 days of March 31, 2011.

(12)
Includes 5,914 shares of our common stock subject to options and restricted stock units which are exercisable within 60 days of March 31, 2011.

(13)
Includes 5,221 shares of our common stock subject to options and restricted stock units which are exercisable within 60 days of March 31, 2011 and 3,334,002 shares held by Norwest. Mr. Lindahl is a director of our Company and is a managing member of Itasca, the sole general partner of Norwest. Mr. Lindahl disclaims beneficial ownership of these shares. See footnote 16.

(14)
Includes shares described in footnotes 1 and 4 through 13 above, but excludes duplicative shares that are included in the ownership of both Ms. Witt and Mr. Clough.

(15)
On September 24, 2010, all remaining portfolio investments of ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P., ABS Capital Partners IV-Special Offshore, L.P., and ABS IBS Partners IV, L.C.C. were transferred to ABS Capital Partners IV Trust, a liquidating trust. As of December 31, 2010, ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P. and ABS Capital Partners IV-Special Offshore, L.P. had been dissolved. ABS Partners IV, L.L.C. was dissolved in January 2011. ABS Capital Partners IV Trust (the "Trust") has voting and dispositive power over these shares, which is shared by each of Ms. Witt and Mr. Clough as managing directors of the Trustee of the Trust. Ms. Witt and Mr. Clough, who both serve on our Board of Directors, disclaim beneficial ownership of these shares. The address for these entities is 400 East Pratt Street, Suite 910, Baltimore, MD 21202.

(16)
Norwest Equity Partners VIII, LP, or Norwest, is a limited partnership whose sole general partner is Itasca Partners VIII, LLC, or Itasca, and whose managing members are John E. Lindahl and Timothy C. DeVries, and whose managing administrative member is John P. Whaley. All voting and dispositive power over these shares is held by Norwest acting by and through Itasca and its managing members. Each of the managing members, including Mr. Lindahl who serves on our Board of Directors, disclaims beneficial ownership of these shares. The address for these entities is 80 South 8th Street, Suite 3600, Minneapolis, MN 55402.

(17)
Ownership information is based on a Schedule 13G filed with the SEC on February 8, 2011 by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company, and Ivy Investment Management Company, the address of all of which is 6300 Lamar Ave., Overland Park, KS 66202.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, as well as beneficial owners of more than ten percent of our common stock, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the year ended December 31, 2010 all of our executive officers and directors, as well as beneficial owners of more than ten percent of our common stock, filed the required reports on a timely basis under Section 16(a) of the Exchange Act.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company's management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's 2010 annual report on Form 10-K.

Laura L. Witt (Chair)
John T. Coleman
Theodore J. Leonsis
John E. Lindahl

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Compensation Committee of our Board of Directors (the "Compensation Committee") has overall responsibility for the compensation program for our executive officers. Members of the Compensation Committee are appointed by our Board of Directors. Currently, the Compensation Committee consists of four members of our Board, none of whom are executive officers of our Company.

        Our executive compensation program is designed to encourage our executives to focus on building stockholder value, maximizing rational growth and bottom line results.

        Our objective is to provide a competitive total compensation package to attract and retain key personnel and drive effective results. To achieve this objective, the Compensation Committee has implemented and maintains compensation plans which tie a substantial portion of the executives' overall compensation to key strategic financial and operational goals such as our annual revenue. Our executive compensation program provides for the following elements:

  •
  base salaries, which are designed to allow us to attract qualified candidates in a highly competitive market;

  •
  annual incentive compensation, which provides additional cash compensation (i.e., bonus) based on achieving our financial and operational goals and individual performance;

  •
  equity-based compensation, principally in the form of stock options, which are granted to align executives' interests with our stockholders' interests to grow long-term value and retain executives; and

  •
  a benefits package that is available to all of our employees.

        A detailed description of these components is provided below.

Elements of Our Executive Compensation Program

        Base Salary    We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive's job. We attempt to set base salaries at levels that allow us to attract and retain executives in competitive markets.

        Annual Incentive Compensation    Our annual non-equity incentive compensation, in the form of an annual cash bonus, is intended to compensate our executives for meeting our corporate objectives and their individual performance objectives and to motivate our executives to meet these objectives. In addition, our annual incentive compensation is intended to motivate and reward our executives for exceeding their objectives. These objectives may be both financial and nonfinancial and may be based on company, divisional or individual performance. These objectives are separated so that executives may be paid a bonus for meeting one objective and not be paid for failing to meet another objective. For financial objectives, the Compensation Committee typically sets a target level where the full 100% bonus can be earned and then also sets a threshold to ensure that a minimum financial target is met before any payment is earned, a slightly lower target where a partial bonus can be earned if the objective is almost achieved, and a higher target where a substantially larger than 100% bonus can be earned for exceeding the 100% bonus target. In addition to the annual cash bonus plan, we may utilize discretionary cash bonuses to attract new executives or to reward executives for exemplary performance that is not necessarily rewarded by the cash bonus plan.

        Equity-Based Compensation    Our equity-based compensation is intended to enhance our ability to retain talent over a longer period of time, to reward long-term efforts that enhance future value of the Company, and to provide executives with a form of reward that aligns their interests with those of our stockholders. Executives whose skills and results we deem to be critical to our long-term success are eligible to receive higher levels of equity-based compensation. Executives typically receive an equity-based award in the form of a stock option that vests over a period of time upon commencement of their employment. Thereafter, executives may receive additional awards from time to time as the Compensation Committee determines consistent with the objectives described above in this section. Our Compensation Committee typically makes annual equity-based compensation awards to our executives in amounts that are competitive with awards that are being made by comparable public companies with whom we compete for talent. See the discussion under the caption "Executive Compensation—Stock Grants" for the description of our Compensation Committee's decision to award stock grants and options to our employees, including our named executive officers.

        Benefits    Our benefits, such as our basic health benefits, 401(k) plan, and life insurance, are intended to provide a stable array of support to executives and their families throughout various stages of their careers, and these core benefits are provided to all executives regardless of their individual performance levels on the same basis as our other salaried employees in the U.S. The 401(k) plan allows participants to defer up to 100% of their annual compensation, subject to any applicable caps set by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The executives' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan, under provision of a safe harbor plan. We currently provide matching contributions equal to 100% of an employee's individual contribution, up to a maximum of 4% of the participant's annual salary, subject to certain limits.

        Taxes    Our Compensation Committee does not have any particular policies concerning the payment of tax obligations on behalf of our employees. We are required by law to withhold a portion of every compensation payment we make to our employees. In the case of noncash compensation, that means either (i) we withhold a portion of the noncash compensation payment and pay cash to the appropriate tax authorities or (ii) the employees make a direct cash payment to us in lieu of our withholding a portion of the noncash compensation. All payments to or on behalf of our employees, including tax payments, are considered compensation and are evaluated by our Compensation Committee as part of our overall compensation packages. Our Compensation Committee considers all possible forms of compensation, including payment of tax obligations on behalf of our employees, in determining how best to compensate our employees to achieve the overall objectives of our compensation program.

Determining the Amount of Each Element of Compensation

        Overview    We use several methods to examine the various elements of our compensation program to determine the competitive market and understand current compensation practices. In general, the amount of each element of our compensation program is determined by our Compensation Committee on an annual basis taking into consideration our results of operations, long and short-term goals, individual goals, the competitive market for our executives, the experience of our Compensation Committee members with similar stage companies and general economic factors. The Compensation Committee also considers peer group and survey data described below and broad based survey data. In general, our Board and Compensation Committee seek to align each element of our compensation programs for our executives with the median of the overall market, peer group company data from proxy statements and market surveys, subject to adjustments for individuals based on promotions, individual performance, internal equity and retention considerations.

        In the first quarter of 2010, our Compensation Committee engaged an independent compensation consultant, Towers Watson & Co. ("Towers Watson"), to provide data and analysis for assessing the competitive pay positioning of our named executive officers and other senior management team members. Towers Watson provided analysis on market survey data for a peer group of comparable companies for our named executive officer positions, such as Chief Executive Officer, Chief Operating Officer, General Counsel, and Chief Financial Officer and a broader study of survey data for other senior management team positions. Towers Watson recommended, among other things, that we consider introducing a long-term performance incentive program into the compensation program for our executives.

        In the third quarter of 2010, the Compensation Committee engaged Exequity, LLP ("Exequity"), an independent compensation consultant, to assist us with designing a long-term performance incentive program. Exequity provided updated data and analysis of the competitive position of our compensation program, focusing primarily on our equity incentive program in order to promote a focus on long-term performance with an effective retention element for our senior executives. Exequity provided an updated, redefined peer group of comparable companies for our named executive officer positions, such as Chief Executive Officer, General Counsel, and Chief Financial Officer, and a broader study of market survey data for other senior management team positions. Exequity then worked closely with the Compensation Committee and our Chief Executive Officer to design the newly introduced Long Term Incentive Program described below.

        Our Chief Executive Officer provides input to the Compensation Committee on the performance and compensation levels of our executives, other than himself, but he does not have a vote on the Compensation Committee. Once the level of compensation is set for the year, the Compensation Committee may revisit its decisions if there are material developments during the year, such as promotions, that may warrant a change in compensation. After the year is over, the Compensation Committee reviews the performance of the executive officers and key employees to determine the achievement of annual incentive targets and to assess the overall functioning of our compensation plans against our goals.

        Comparable Market Compensation    In analyzing the competitiveness of our executive compensation program, Towers Watson provided analysis on market data to our Compensation Committee. The market data for our named executive officers and other senior management team members was collected using two primary data sources including peer group proxy data and Radford Global Technology Compensation Survey data.

        Towers Watson provided the Compensation Committee with analysis based on the 2009 Radford Global Technology Compensation Survey ("Radford Survey") focusing on all companies with $100 million to $500 million in revenues and market data for our senior management team positions including our named executive officers.

        After consultation with Towers Watson, the Compensation Committee selected the peer group companies in order to provide market data for our senior management team positions, including our named executive officers. The peer group companies selected were based on the original peer group selected in 2008 in connection with the Company's Initial Public Offering, but were updated to ensure the companies were of a similar size in revenue, business to consumer business model or education related businesses, and similar growth/profitability characteristics. The peer group for this market analysis consisted of the following publicly traded companies:

American Public Education, Inc. Bare Essentials Inc. Blackboard Inc. Blue Nile Inc.	Bridgepoint Education Inc. Capella Education Company Crocs Inc. K12 Inc.	LeapFrog Enterprises, Inc. Renaissance Learning, Inc. SkillSoft PLC Under Armour, Inc.

        For 2010, the Compensation Committee directed Towers Watson to conduct an analysis of the compensation of our executives using proxy data from our peer group companies, and supplemented by data from the Radford Survey with a focus on technology companies with revenues between $100 million to $500 million. Towers Watson's analysis, which was performed in January 2010, indicated that the target total direct compensation (the sum of target total cash compensation and the value of annual equity awards) for our executives was generally below the 50th percentile of the competitive market data from the Radford Survey. Towers Watson also found that the base salaries for our executives were on average 11% below the 50th percentile of the competitive market data from the Radford Survey and 18% below peer group proxy data (although there was significant variation by individual). The target bonus opportunities were on average 7.5 percentage points or more below the 50th percentile of the competitive market data from the Radford Survey data and between 10 to 40 percentage points below peer group proxy data. Towers Watson determined that equity award levels were generally below the 50th percentile of the competitive market data from the Radford Survey, based on the targeted guidelines for ongoing annual grants.

        Exequity utilized market data for our senior management team positions, including our named executive officers, in their design of the Long Term Incentive Program. Market data for our senior management team positions was collected using two primary data sources, peer group proxy data and the Radford Survey.

        The peer group selected by the Compensation Committee for the design of the Long Term Incentive Program during the third quarter of 2010 was not the same peer group Towers Watson selected in reviewing the competitive pay positioning of our named executive officers and other senior management team members during the first quarter of 2010. The peer group companies selected were based on companies of a similar size in revenues, a mix of global software development companies with business to business and business to consumer models, and companies that better reflect where we compete for talent. The updated peer group for the third quarter 2010 Long Term Incentive Program design and for newly hired executives in third and fourth quarter of 2010 consisted of:

American Public Education, Inc. Blackbaud, Inc. Blackboard Inc. Capella Education Company comScore, Inc.	Deltek, Inc. K12 Inc. LeapFrog Enterprises, Inc. MicroStrategy Incorporated Nutrisystems, Inc.	Taleo Corporation THQ Inc. Under Armour, Inc. WebMD Health Corp. Successfactors, Inc.

        Base Pay    Our Compensation Committee reviews our executives' base salaries on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities. In the event of material changes in position, responsibilities or other factors, the Compensation Committee may consider changes in base pay during the year. We have executive employment agreements with each of our executive officers. These agreements contain an initial base salary that may be increased, but not decreased, from time to time, by the Board of Directors.

        The base salaries of our executive officers for 2010 are set forth below:

Name	2010 Annual Base Salary	2009 Annual Base Salary	Dollar Increase	Percentage Increase
Tom P.H. Adams(1)	$425,000	$350,000	$75,000	21.43%
Eric Eichmann(2)	300,000	280,000	20,000	7.14%
Brian D. Helman(3)	270,000	245,000	25,000	10.20%
Gregory W. Long	235,000	210,000	25,000	11.90%
Stephen M. Swad(4)	400,000	—	—	—
Michael C. Wu	240,000	225,000	15,000	6.67%

(1)
Mr. Adams declined a base pay increase in 2009, which put his base pay considerably below market. For 2010, we increased his base pay by 21.43% in 2010 to better align his base pay to the competitive market data with our peer group.

(2)
The amount shown is Mr. Eichmann's annualized base salary for 2010. Mr. Eichmann terminated employment effective August 6, 2010.

(3)
The amount shown is Mr. Helman's annualized base salary for 2010. Mr. Helman terminated employment effective August 31, 2010.

(4)
The amount shown is Mr. Swad's annualized base salary for 2010. Mr. Swad joined our Company effective November 9, 2010.

        Our Compensation Committee made discretionary base salary increases as reflected in the table above to reward the performance of our executives in 2009, recognize their importance to our Company going forward, reflect the growth and overall success of our Company in 2009, and maintain those executives' compensation at a level we viewed as competitive with our peers. In March 2010, the Compensation Committee increased Mr. Adams' base salary to $425,000 effective January 1, 2010. The Compensation Committee believed this base salary increase was appropriate in light of Mr. Adams' contribution to the Company's achievements, his strong leadership and a review of the Towers Watson study of the peer group and competitive market data. Based on the Towers Watson study, Mr. Adams'

base pay was 19% below the market 50th percentile of the competitive market data from the Radford Survey and 24% below peer group proxy data. Therefore, the Compensation Committee approved a base pay increase of 21.43% to bring Mr. Adams' base pay to $425,000, within 1.16% below the 50th percentile of the competitive market data from the Radford Survey and 7.61% below peer group proxy data. In March 2010, the Compensation Committee also increased the base salaries of each of the other named executive officers, with the exception of Mr. Swad, ranging from 6.67% to 11.9%, effective January 1, 2010, based on the Towers Watson analysis and the Company's performance in 2009. Mr. Swad was hired in November 2010 and did not receive a base pay increase in 2010.

        Annual Incentive Plan Compensation    Our Compensation Committee establishes an executive non-equity incentive plan on an annual basis and distributions are typically made within 75 days after the end of each calendar year after the Compensation Committee has determined if the goals have been achieved. However, the Compensation Committee has the authority to modify a bonus structure during the year if it deems appropriate. Examples of circumstances in which our Compensation Committee might consider revising a bonus plan include mergers, acquisitions, divestitures, board-approved budget revisions and other material changes in our Company.

        Our executive bonus plan for 2010 provided a potential bonus for each executive based on financial and nonfinancial goals. For all executives, the potential award is based 50% on financial goals and 50% on nonfinancial company-level strategic goals. The company-level financial goals and the company-level nonfinancial strategic goals each stand-alone and are evaluated separately so that some goals can be met and corresponding bonuses paid while other goals are not met and no corresponding bonus paid. The structure of the bonus plan and the breakout of the percentages among the component parts are similar to how it was structured in 2009, with the exception of the net promoter score goal, which was incorporated under the company-level strategic goals in 2010, rather than having it as a stand-alone goal as it was in 2009.

        The award for meeting the financial goals is based on the following:

  •
  50% on achievement of the 2010 net marketing contribution plus change in deferred revenue, which we define as gross profit less total sales and marketing expense plus the change in deferred revenue,

  •
  50% on achievement of the 2010 operating EBITDA, which we define as income without option expenses, interest income, finance charges, business taxes, depreciation and amortization plus the change in deferred revenue.

        The structure of the financial goals is similar to 2009, except that the achievement of the total budgeted revenue was removed and the percentages based on achievement of net marketing contribution and operating EBITDA were each increased from 40% to 50%. These changes were made to focus on the key financial performance indicators as a more accurate indication of the success and long term profitability of the Company, as determined by the CEO and approved by the Compensation Committee.

        For 2010, our company-level nonfinancial strategic goals were based on the following:

  •
  Successful launch of Rosetta Stone Version 4 TOTALe, which combined our packaged software with our online language learning experience including conversational coaching;

  •
  International Growth;

  •
  Development of an English Remediation Solution targeting advanced learners in Asia;

  •
  Increasing the Net Promoter Score which measures customer satisfaction with our solutions.

        With respect to the 2010 financial goals portion of the bonus, no bonus would be earned if we failed to achieve 90% of the financial targets. If we achieved 90% of a financial target, 10% of the bonus would be earned. If we achieved 100% of a financial target, 100% of the bonus would be earned. For the net marketing contribution target, if we achieved 120% or more of the target, 250% of the bonus would be earned. For the operating EBITDA target, if we achieved 125% or more of the target, 250% of the bonus would be earned. Between 90% and 100% and between 100% and the maximum payout percentages of the financial targets, the amount of the bonus earned would be proportional between the two points. Our Compensation Committee established the following financial targets for 2010 for purposes of developing the incentive compensation plan: (i) net marketing contribution plus change in deferred revenue of $137.4 million; and (ii) operating EBITDA of $69.2 million.

        Our Compensation Committee reviews our executives' non-equity incentive target compensation on an annual basis taking into consideration the factors described above as well as changes in position or responsibilities. In the event of material changes in position, responsibilities or other factors, the Compensation Committee may consider changes in target incentive pay during the year. We market price our executive jobs against the market 50th percentile for base and variable compensation, based on overall market, as well as peer group, data collected from market surveys (Radford and Culpepper) as well as actual proxy statements. We engaged Towers Watson and Exequity, Inc., each independent Executive Compensation consulting firms, to analyze the market data and proxy statements to provide summary reports, guidance and feedback as described above.

        Our Compensation Committee set each executive's 2010 target bonus as a percentage of their 2010 annualized base salary as set forth in the table below.

Name	2010 Annualized Base Salary	2010 Total Target Annualized Bonus Opportunity	Target Bonus a Percentage of Base Salary	Financial Target Bonus	Nonfinancial Strategic Target Bonus
Tom P.H. Adams	$425,000	$318,750	75%	$159,375	$159,375
Eric Eichmann(1)	300,000	195,000	65%	97,500	97,500
Brian D. Helman(2)	270,000	121,500	45%	60,750	60,750
Gregory W. Long	225,000	90,000	40%	45,000	45,000
Stephen M. Swad(3)	400,000	—	—	—	—
Michael C. Wu	240,000	96,000	40%	48,000	48,000

(1)
Amount shown is Mr. Eichmann's annualized base salary for 2010. Mr. Eichmann terminated employment effective August 6, 2010. Mr. Eichmann did not receive any payment of his 2010 bonus award.

(2)
Amount shown is Mr. Helman's annualized base salary for 2010. Mr. Helman terminated employment effective August 31, 2010. Mr. Helman did not receive any payment of his 2010 bonus award.

(3)
Amount shown is Mr. Swad's annualized base salary for 2010. Mr. Swad joined our Company effective November 9, 2010. As per Mr. Swad's executive agreement, Mr. Swad would receive a one-time guaranteed bonus amount of $240,000 paid in 2011. Mr. Swad's annualized bonus target is 60% of base salary.

        For 2010, our Compensation Committee changed the target bonus as a percentage of base salary that was set in 2008 for Messrs. Adams, Eichmann and Helman, from 60% to 75%, 50% to 65% and 40% to 45%, respectively to bring their bonus opportunity closer in line with that of the median of competitive market data from the Radford Survey, as well as the peer group proxy data in the compensation study conducted by Towers Watson in January 2010. Based on the Towers Watson study, Mr. Adam's incentive target was 20% below competitive market data and 40% below peer group proxy data. The Compensation Committee increased Mr. Adams' target incentive opportunity from 60% to 75% effective January 1, 2010 based on his contributions to the Company, strong performance and in light of the competitive data provided by Towers Watson. Mr. Eichmann and Mr. Helman also received target bonus increases, effective January 1, 2010, to bring them closer to the median of the competitive market data from the Radford Survey, as provided by Towers Watson.

        Our Compensation Committee determined the following bonuses for our named executive officers for 2010.

2010 Individual Bonuses Earned

Name	Financial Target Bonus(1)	Nonfinancial Strategic Target Bonus(2)	Total Bonus
Tom P.H. Adams	$—	$140,187	$140,187
Eric Eichmann(3)	—	—	—
Brian D. Helman(4)	—	—	—
Gregory W. Long	—	39,582	39,582
Stephen M. Swad(5)	—	—	—
Michael C. Wu	—	42,221	42,221

(1)
Each executive earned 0% of his company level financial objectives target bonus.

(2)
Each executive bonus payout, under the company-level nonfinancial strategic goals, was funded 89.3% based on the achievement level of each executive, in addition to the achievement level of the nonfinancial strategic goals as described in the table below.

(3)
Eric Eichmann terminated employment on August 7, 2010 resulting in no payment of his annual bonus.

(4)
Brian Helman terminated employment on August 31, 2010, resulting in no payment of his annual bonus.

(5)
Stephen Swad joined the Company on November 9, 2010. Per his executive employment agreement, he received a one-time guaranteed bonus payment of $240,000 paid in March 2011. Mr. Swad's annualized bonus target is 60% of base salary.

        Our Compensation Committee determined that our named executive officers did not achieve the company-level financial objectives as a result no bonus was awarded for these goals.

        With respect to our company-level nonfinancial strategic goals for 2010, our Compensation Committee determined a percentage of the overall target to award based on an evaluation of our performance in meeting each of these goals during the year. Many of these goals are subjective and not capable of being defined by bright-line measurements. Our Compensation Committee's determination of the percentage of each strategic objective that was achieved was as follows:

2010 Company-Level Nonfinancial Strategic Goals Achievement

Nonfinancial Strategic Bonus Category	Percentage of Bonus Earned	Weighting	Aggregate Percentage of Bonus Funded
Successful Launch of Rosetta Stone Version 4 TOTALe	60%	30%	18.0%
International Growth	125%	25%	31.3%
Development of an English Remediation Solution	80%	25%	20.0%
Increasing Net Promoter Score	100%	20%	20.0%

Total		100%	89.3%

        Allocation of Equity-Based Compensation Awards    Throughout the year, our Compensation Committee evaluates grants for new hires at the senior vice president level and above, promotions to the senior vice president level and above, or other changes that may warrant additional grants. Our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, performance, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options to be granted to all participants during the year. For new hire grants, the vesting start date is typically the date of hire.

        Our Compensation Committee also evaluates and makes annual grants for the named executive officers and other members of senior management on a discretionary basis during the annual performance review process.

        Stock options granted to executives and other employees under our 2009 Omnibus Incentive Plan vest over a period of four years, with 25% of the shares vesting on each one-year anniversary of the begin vesting date. For ongoing grants, the vest date is determined by the Compensation Committee upon approval. Restricted stock granted to executives and other employees under our 2009 Omnibus Incentive Plan typically vest over a period of four years, with one-fourth of the shares vesting on each one-year anniversary of the begin vesting date. The restricted stock grant made to Mr. Swad on November 9, 2010 vests over a period of 3 years, with one- third of the shares vesting on each one-year anniversary of the begin vesting date as per his executive employment agreement. Restricted stock grants are typically reserved for executive new hire grants and are not made during the annual grant process for executives.

        Timing of Equity-Based Compensation Awards    Prior to May 24, 2010, our Compensation Committee generally granted stock options to executives and current employees once per quarter on the date of the regularly scheduled Compensation Committee meeting. In addition, our practice for newly hired employees was typically to make stock grants at the first meeting of the Compensation Committee following such employee's hire date.

        On May 24, 2010, the Compensation Committee delegated its authority with respect to new hire equity grants to our Chief Executive Officer (such grants to be made on a monthly basis for eligible employees) with the exception of the named executive officers and other senior management team members. The Compensation Committee retained its authority to approve new hire equity grants for all named executive officers and other senior management team members. On a quarterly basis, the Compensation Committee reviews all grants in a summary report provided by management. Our Compensation Committee typically makes annual grants of stock options, if any, to our named executive officers and other members of the senior management team in connection with its annual review of our executives' compensation.

        We do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information. The exercise price of stock options is determined based on the trading price of our common stock at the close of the market on the date of grant.

        Executive Equity Ownership    We encourage our executives to hold a significant equity interest in our Company. However, we do not have specific share retention and ownership guidelines for our executives. We do not permit our executives to sell short our stock, prohibit our executives from holding our stock in a margin account, and discourage the purchase and sale of exchange-traded options on our stock by our executives.

        Type of Equity-Based Compensation Awards    Our 2009 Omnibus Incentive Plan permits us to issue stock options, restricted stock units, restricted stock, stock appreciation rights, performance units and performance shares. In 2010, we issued stock options and restricted stock to our employees and executives and also issued stock options and restricted stock units to our non-employee directors.

        Severance and Change in Control Arrangements    Each of our equity incentive plans provides for a potential acceleration of outstanding awards in the event that we undergo a change in control, as defined in such plans. See "Employee Benefit Plans" below for a description of the change in control provisions contained in our equity incentive plans.

        In addition, see "Employment Arrangements with Named Executive Officers" and "Payments Upon Termination or Upon Change in Control" below for a description of the severance and change in control arrangements we have with our named executive officers. The Compensation Committee believes that these arrangements were necessary to attract and are necessary to retain our named executive officers. The terms of each arrangement were determined in negotiation with the applicable named executive officer in connection with his hiring and were not based on any set formula.

        Effect of Accounting and Tax Treatment on Compensation Decisions    In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

        Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our next three most highly compensated executive officers, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our existing stock plans qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

        Role of Chief Executive Officer in Executive Compensation Decisions    Our Compensation Committee generally seeks input from our Chief Executive Officer, Tom P.H. Adams, when discussing the performance of and compensation levels for our named executive officers other than himself. Mr. Adams provides information relating to each named executive officer's performance to support the Compensation Committee's decision-making on executive compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides information regarding the compensation of our Chief Executive Officer, our current and former Chief Financial Officers and each of our other three most highly compensated executive officers during 2008, 2009 and 2010. We refer to these executive officers as our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Tom P.H. Adams	2010	$425,000	—		—		$979,823	$140,187	$9,800	(2)	$1,554,810
President and Chief	2009	$350,000	—		$7,413,822	(3)	$1,512,567	$227,640	$9,800	(4)	$9,513,829
Executive Officer	2008	$350,000	—		—		—	$336,315	$12,110	(5)	$698,425
Eric Eichmann(9)	2010	$189,692	—		—		$446,843	—	$27,050	(6)	$663,585
Former Chief	2009	$279,538	—		$2,149,740	(7)	$263,978	$155,327	$7,894	(8)	$2,856,477
Operating Officer	2008	$265,000	—		—		—	$205,574	—		$470,574
Brian D. Helman(10)	2010	$186,058	$90,000	(11)	—		$310,242	—	$18,228	(12)	$604,528
Former Chief	2009	$244,846	—		$1,378,044	(13)	$186,002	$108,597	—		$1,917,489
Financial Officer	2008	$240,000	—		—		—	$148,944	—		$388,944
Gregory W. Long	2010	$225,000	—		—		$215,169	$39,582	$6,210	(14)	$485,961
Chief Product	2009	$210,000	—		$689,044	(15)	$138,497	$92,082	$4,587	(16)	$1,134,210
Officer	2008	$210,000	—		—		—	$130,326	$8,200	(17)	$348,526
Stephen M. Swad(18)	2010	$44,615	$240,000	(19)	$2,122,000		$1,947,930	—	—		$4,354,545
Chief Financial Officer
Michael C. Wu	2010	$240,000	—		—		$278,209	$42,221	$7,407	(20)	$567,837
General Counsel	2009	$224,539	—		$964,602	(21)	$152,887	$102,587	$5,846	(22)	$1,450,461
and Secretary	2008	$210,000	—		—		—	$117,710	$7,014	(23)	$334,724

(1)
Represents the aggregate grant date fair value for restricted stock awards and option awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 10 to the consolidated financial statements in the Form 10-K for the fiscal year ended December 31, 2009 filed on March 10, 2010. An overview of the features of these awards can be found in the "Compensation Discussion and Analysis" above.

(2)
Mr. Adams received $9,800 in 401(k) match in 2010.

(3)
Mr. Adams received a net issuance of 238,066 shares of common stock on April 15, 2009. A total of 173,813 shares of common stock were withheld to satisfy the federal, state and local tax withholding obligations associated with the grant. The total grant date fair value of the grant was $7,413,822.

(4)
Mr. Adams received $9,800 in a 401(k) match in 2009.

(5)
Mr. Adams received $12,110 of 401(k) match in 2008.

(6)
Mr. Eichmann received a payout of earned, unused vacation in the amount of $17,250.02 upon his termination of employment with the Company. This amount also includes $9,800 in 401(k) match.

(7)
Mr. Eichmann received a net issuance of 64,611 shares of common stock on April 15, 2009. A total of 54,818 shares of common stock were withheld to satisfy the federal, state and local tax withholding obligations associated with the grant. The total grant date fair value of the grant was $2,149,740.

(8)
Mr. Eichmann received $7,894 in 401(k) match in 2009.

(9)
Mr. Eichmann terminated employment effective August 6, 2010. Mr. Eichmann's annualized base salary for 2010 was $300,000.

(10)
Mr. Helman terminated employment effective August 31, 2010. Mr. Helman's annualized base salary for 2010 was $270,000.

(11)
Mr. Helman received $90,000 for successfully achieving his transition bonus that was put in place on June 7, 2010 which was approved by the Compensation Committee on June 8, 2010 to ensure that Mr. Helman remained an active CFO until August 31, 2010.

(12)
Mr. Helman received a payout of earned, unused vacation in the amount of $18,228 upon his termination of employment with the Company.

(13)
Mr. Helman received a net issuance of 44,250 shares of common stock on April 15, 2009. A total of 32,307 shares of common stock were withheld to satisfy the federal, state and local tax withholding obligations associated with the grant. The total grant date fair value of the grant was $1,378,044.

(14)
Mr. Long received $6,209.97 in 401(k) match in 2010.

(15)
Mr. Long received a net issuance of 22,124 shares of common stock on April 15, 2009. A total of 16,153 shares of common stock were withheld to satisfy the federal, state and local tax withholding obligations associated with the grant. The total grant date fair value of the grant was $689,044.

(16)
This amount includes $4,587 Mr. Long received in a 401(k) match in 2009.

(17)
Mr. Long received a 401(k) match of $8,200 in 2008.

(18)
Mr. Swad joined our Company effective November 9, 2010. His annualized base salary for 2010 was $400,000.

(19)
Mr. Swad received a one-time guaranteed bonus per his Executive Employment Agreement executed on October 12, 2010 in the amount of $240,000. This bonus was paid out in 2011.

(20)
Mr. Wu received $7,405.77 in 401(k) match in 2010.

(21)
Mr. Wu received a net issuance of 30,974 shares of common stock on April 15, 2009. A total of 22,615 shares of common stock were withheld to satisfy the federal, state and local tax withholding obligations associated with the grant. The total grant date fair value of the grant was $964,602.

(22)
Mr. Wu received $5,846 in 401(k) match in 2009.

(23)
Mr. Wu received $7,014 in 401(k) match in 2008.

Grants of Plan-Based Awards

        The following table sets forth each grant of plan-based awards to our named executive officers during 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)		Exercise or base price of option awards ($/SH)
									Grant Date Fair Value of stock and option awards
Name	Grant Date	Threshold (1)	Target	Maximum (2)
Tom P.H. Adams	3/15/10	$15,938	$318,750	$796,875	—	65,000		$25.99	$979,823
Eric Eichmann	3/15/10	9,750	195,000	487,500	—	21,245		25.99	320,251.38
	6/4/10	—	—	—	—	8,755	(3)	24.93	126,592.05
Brian D. Helman	3/15/10	6,075	121,500	303,750	—	20,581		25.99	310,242.11
Michael C. Wu	3/15/10	4,800	96,000	240,000	—	18,456		25.99	278,209.44
Gregory W. Long	3/15/10	4,500	90,000	225,000	—	14,274		25.99	215,169.13
Steven M. Swad	10/12/10	—	—	—	—	150,000		22.39	1,947,930
	11/9/10	—	—	—	100,000	—		—	2,229,500

(1)
If we earn 90% of our Company level financial targets, our executives will earn 10% of their financial target component of their bonus. The nonfinancial components of the bonus do not have such thresholds and as such are deemed to be $0 for the purpose of this column of the table.

(2)
Our executives could earn up to 250% of the financial target component of their bonus if we achieved 120% or more of our net marketing contribution target, and 125% or more of our adjusted EBITDA target. For the nonfinancial components of the bonus award, it is possible to earn more than 100% of the target bonus up to a maximum bonus payout of 250% of target. Plan funding for the nonfinancial Strategic Goals Bonus targets will be based on the attainment percentage of the specified goals. Final individual executive achievement against the Strategic Goals Bonus targets, overall approval of attainment of goals, and subsequent bonus payouts, are determined by the Compensation Committee.

(3)
The Compensation Committee approved an additional grant of 8,755 options to Eric Eichmann on 6/4/2010.

        The amount of each annual award was discretionary and intended to put each named executive officer's total equity ownership between the 50th and 75th percentile of their respective peers based on the third-party compensation study conducted by Towers Watson and to give each of our named executive officers significant equity ownership that was subject to vesting to provide forward retention value. Our Compensation Committee intends to make grants of stock options and restricted stock subject to vesting or other forms of equity-based awards to our executives as part of its annual review of our executives' compensation as described under the caption "Compensation Discussion and Analysis Elements of our Executive Compensation Program Equity-Based Compensation" in order to continue to align their interests with those of our stockholders. Mr. Swad's new hire grant in the fourth quarter of 2010 was benchmarked by Exequity between the 50th and 75th percentile of the updated executive market data that they provided based on the newly defined peer group and third-party compensation study. Our Compensation Committee has not adopted any formal stock ownership guidelines for our employees requiring them to own any particular percentages of our common stock. Our Compensation Committee considers the liquidity of the employees' equity ownership as an important part of the employees' perception of the value of the equity award as compensation.

Outstanding Equity Awards at Fiscal Year-End

        The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option exercise price ($)	Option expiration date(1)	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested (#)
Tom P.H. Adams	213,564	0	$3.85	5/22/16	—	—
	36,895	110,684	$18.00	4/15/19	—	—
	—	65,000	$25.99	3/15/20	—	—
Eric Eichmann(2)	—	0
Gregory W. Long	149,500		$3.85	8/21/16	—	—
	3,379	10,134	$18.00	4/15/19	—	—
	—	14,274	$25.99	3/15/20	—	—
Brian D. Helman(3)	—	0
Michael C. Wu	27,312	1,821	$3.85	12/08/16	—	—
	3,730	11,187	$18.00	4/15/19	—	—
	—	18,456	$25.99	3/15/20	—	—
Steven M. Swad(4)	—	150,000	$22.39	10/12/20	100,000	$2,122,000

(1)
The options reflected in the table above with an expiration date on or after April 15, 2019 were issued under the 2009 Omnibus Incentive Plan and vest as to one-fourth of the total number of shares on the one year anniversary of the begin vesting date specified in the award agreement and thereafter vest at the rate of one-quarter per annum. The options reflected in the table above with an expiration date before April 15, 2019 were issued under the 2006 Stock Incentive Plan and vest as to one-fourth of the total number of shares on the one year anniversary of the begin date of vesting date specified in the award agreement and thereafter vest at a rate of one-sixteenth of the total number of shares per quarter. The begin vesting dates are as follows: January 1, 2006 for Mr. Adams (466,128 shares), April 15, 2009 (147,579 shares) for Mr. Adams, March 15, 2010

  (65,000 shares) for Mr. Adams; October 1, 2006 (149,500 shares) for Mr. Long, April 15, 2009 (13,513 shares) for Mr. Long, March 15, 2010 (14,274 shares) for Mr. Long; October 12, 2010 (150,000 shares) for Mr. Swad, November 9, 2010 (100,000 shares); January 1, 2007 (29,133 shares) for Mr. Wu, April 15, 2009 (14,917 shares) and March 15, 2010 (18,456 shares) for Mr. Wu.

(2)
Mr. Eichmann terminated his employment with the Company effective August 6, 2010 and, as a result, his unexercised options were forfeited.

(3)
Mr. Helman terminated his employment with the Company effective August 31, 2010 and, as a result, his unexercised options were forfeited.

(4)
Mr. Swad received 100,000 shares of restricted stock under the 2009 Omnibus Incentive Plan on November 9, 2010 that vests equally over three years.

Option Exercises and Stock Vested for Fiscal Year 2010

        The following table sets forth information regarding shares of common stock acquired upon the exercise of stock options and vesting of restricted stock during the fiscal year ended December 31, 2010:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Tom P.H. Adams	—	—	—	—
Eric Eichmann	137,718	$2,407,478	—	—
Brian D. Helman	91,329	$1,592,199	—	—
Gregory W. Long	—	—	—	—
Michael C. Wu	—	—	—	—
Stephen Swad	—	—	—	—

Pension Benefits

        None of our employees participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by Rosetta Stone.

Nonqualified Deferred Compensation

        None of our employees participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by Rosetta Stone.

Long Term Incentive Program

        On January 4, 2011, the Company's Board of Directors approved the Rosetta Stone Inc. Long Term Incentive Program ("LTIP"), a new Long-Term Incentive program. The LTIP, which will be administered under the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (the "Plan"), and the shares awarded under the LTIP will be taken from the shares reserved under the Plan. The purpose of the LTIP is to: advance the best interests of the Company; motivate senior management to achieve key financial and strategic business objectives of the Company; offer eligible executives a competitive total compensation package; reward executives in the success of the Company; provide ownership in the Company; and retain key talent. Executives designated by the Board of Directors will be eligible to receive shares of restricted common stock for each milestone level of total market capitalization achieved, as specified in individual award agreements. For each milestone achieved in market capitalization from the market capitalization as of October 1, 2010, the compensation committee of the

Board of Directors will allocate a share incentive pool amongst the participating executives as specified in individual award agreements. For the first $100 million increase in market capitalization, participating executives will be eligible to receive a portion of 75,000 shares of the share incentive pool restricted common stock. Each participating executive will be eligible to receive no more than 18,750 shares of restricted common stock for the first $100 million increase in market capitalization milestone achieved. For the next $150 million increase in market capitalization, participating executives will be eligible to receive a portion of 125,000 shares of the share incentive pool. Each participating executive will be eligible to receive no more than 31,250 shares of restricted common stock for the next $150 million increase in market capitalization milestone achieved. And for each additional $250 million increase in market capitalization, participating executives will be eligible to receive a portion of 200,000 shares of the share incentive pool. Each participating executive will be eligible to receive no more than 50,000 shares of restricted common stock for each additional $250 million increase in market capitalization milestone achieved. The overall maximum number of shares authorized under the LTIP is 1,000,000. Shares granted under the LTIP vest in 6-month increments over a two year period. Once awards are distributed, the shares will vest (or restrictions will lapse) 25% after each six month interval over 2 years. Restricted stock is 100% vested two years after the date of the award. There will be no subsequent holding period requirement.

Employment Arrangements with Named Executive Officers

        We have executive employment agreements with each of our named executive officers. The agreements have one year terms that automatically renew each day so that there is always one year remaining on the term. The agreements set the annual base salaries of our executive officers which may be increased from time to time but not decreased.

        The employment agreements also provide that the executives will be eligible to receive an annual bonus in accordance with our Company bonus policy established by our Board of Directors from time to time, but no bonus amount is guaranteed. The table below sets forth the 2010 percentage total target bonus opportunity for the named executive officers.

Name	2010 Percentage Total Target Bonus Opportunity
Tom P.H. Adams	75%
Eric Eichmann	65
Brian D. Helman	45
Gregory W. Long	40
Michael C. Wu	40
Stephen M. Swad	N/A	(1)

(1)
Mr. Swad joined the Company in November 2010. As part of his Executive Employment Agreement, Mr. Swad received a one-time bonus of $240,000 paid in March 2011.

        Under the agreements, each executive is entitled to severance benefits if his employment is terminated without cause or if he terminates his employment for good reason. Termination without cause is defined in the agreements as termination for a reason other than the executive's commission of a felony or a crime involving moral turpitude, an act involving dishonesty or fraud involving his duties, failure to perform his duties or gross negligence or willful misconduct involving his duties, material breach of his employment agreement, failure to comply with instructions given by our Board of Directors which affect our business, misconduct likely to injure our reputation, harassment of or discrimination against our employees, customers or vendors, misappropriation of our Company's assets, willful violation of our policies, or issues involving his immigration status affecting his ability to continue his employment with us. Good reason is defined in the agreements as a material reduction in the executive's annual salary, duties, authority or responsibilities, our material breach of his employment agreement, or our relocation of him to an area outside of the Arlington, Virginia or Harrisonburg, Virginia localities and, in the case of Mr. Swad, includes requiring him to report to anyone other than our CEO or Board of Directors. If we terminate one of these executives' employment without cause or if he terminates his employment for good reason, we will be required to pay severance in an amount equal to 12 months of his annual base salary and health benefits (15 months in the case of Mr. Adams) and the pro rata portion of any bonus earned prior to the date of termination, such payment to be made six months after the termination date, if he signs a general release waiving any claims he may then have against us and agrees not to compete against us for 12 months after the date of termination (15 months in the case of Mr. Adams).

Potential Payments Upon Termination of Employment or Upon Change in Control

        In addition to the severance payments that may be paid to our named executive officers upon termination under their executive employment agreements, all of our named executive officers are also entitled to accelerated vesting of their unvested stock options and/or restricted stock upon a change in control of our Company.

        The following table sets forth information concerning the payments that would be received by each named executive officer upon a termination of employment without cause or upon a change in control. The table assumes the termination occurred on December 31, 2010, using the fair value of $21.22 for each share of our common stock as of that date, which was the closing price per share of our common stock on the New York Stock Exchange on such date. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time, such as earned but unpaid base salary or bonuses.

Name	Severance Payment Upon Termination Without Cause or for Good Reason(1)	Accelerated Vesting of Stock Options Upon Change in Control (2)	Accelerated Vesting of Stock Awards Upon Termination without Cause or For Good Reason
Tom P.H. Adams	$574,174.15	$356,402.48		(3)
Eric Eichmann	—	—		(4)
Brian D. Helman	—	—		(5)
Gregory W. Long	237,740.16	32,631.48		(6)
Stephen M. Swad	412,740.16	—	$2,122,000	(7)
Michael C. Wu	252,740.16	36,022.14		(8)

(1)
Each of the named executives, except Mr. Adams, would receive an amount equal to 12 months of his base salary (15 months for Mr. Adams), a pro rata portion of any bonuses that he earned through his date of termination, and an amount equal to our cost of providing the executive with health benefits for 12 months (15 months for Mr. Adams). These payments would be made 6 months after the termination date. The amounts reflected in the table above reflect the executive's 2010 base salary. The amounts reflected in the table above do not include any potential pro-rated bonuses that may be earned by the executive through his termination date.

(2)
Per Mr. Swad's employment agreement, all unvested restricted stock awarded on November 9, 2010 shall become fully vested and no longer be subject to forfeiture restrictions on his termination date if his employment is terminated by the Company without Cause or by him with Good Reason.

(3)
As of December 31, 2010, Mr. Adams had unvested options to purchase 110,684 shares of our common stock with an exercise price of $18.00 per share and 65,000 shares of our common stock with an exercise price of $25.99 per share that would be accelerated upon a change in control of our Company.

(4)
Mr. Eichmann terminated employment from the Company effective August 6, 2010 which was also the termination date and, as a result, his unexercised options were forfeited.

(5)
Mr. Helman terminated employment from the Company effective August 31, 2010, which was also his termination date, and, as a result, his unexercised options were forfeited.

(6)
As of December 31, 2010, Mr. Long had unvested options to purchase 10,134 shares of our common stock with an exercise price of $18.00 per share and unvested options to purchase 14,274 shares of our common stock with an exercise price of $25.99 per share that would be accelerated upon a change in control of our Company.

(7)
As of December 31, 2010, Mr. Swad had unvested options to purchase 150,000 shares of our common stock with an exercise price of $22.39 per share that would be accelerated upon change in control of our Company. Mr. Swad had unvested restricted stock awards of 100,000 shares of our common stock with immediate vesting upon termination by the Company without Cause or by Mr. Swad with Good Reason as defined in his Executive Employment Agreement dated November 9, 2010.

(8)
As of December 31, 2010, Mr. Wu had unvested options to purchase 11,187 shares of our common stock with an exercise price of $18.00 per share and 18,456 shares with an exercise price of $25.99 that would be accelerated upon a change in control of our Company.

TRANSACTIONS WITH RELATED PERSONS

        Since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described elsewhere in this proxy statement.

        Tom P.H. Adams, our Chief Executive Officer, has a brother-in-law who is employed by one of the Company's subsidiaries and earned approximately $137,525 in 2010. The amount of compensation for Mr. Adams' brother-in-law is commensurate with that of other employees in similar positions.

Procedures for Related Party Transactions

        Under our code of business conduct and ethics and our policy governing related party transactions, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our general counsel who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter and our policy governing related party transactions, our Audit Committee must then approve any related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director's independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and Audit Committee charter may be found at our corporate website www.rosettastone.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our directorship is divided into three classes, with all of the members of one class standing for election each year to serve three year terms. Our Corporate Governance and Nominating Committee, consisting solely of independent directors, as determined by our Board of Directors under applicable NYSE listing standards, recommended the directors for nomination by our full Board of Directors. Based on that recommendation, our Board of Directors has nominated those directors for election at the Meeting.

        Nominees    The following three incumbent members of Class II of our Board of Directors have all been nominated for re-election to our Board of Directors: Laurence Franklin, Theodore J. Leonsis and Laura L. Witt.

        Each nominee, if elected, will serve until our annual meeting of stockholders in 2014 and until his or her qualified successor is elected, unless the nominee dies, resigns or is removed from our Board of Directors prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holder will vote your shares to approve the election of any substitute nominee proposed by our Board of Directors. Please see "Our Board of Directors and Nominees—Directors Standing for Election" above for information concerning each of our nominees standing for election.

        Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Meeting. As a result, the three nominees with the most votes will be elected. Broker non-votes will have no effect on the outcome of the election of directors.

Our Board of Directors recommends that you vote
"FOR" the election of each of the nominated directors.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements and the effectiveness of internal control over financial reporting for the year ending December 31, 2011 and directed that such engagement be submitted to the stockholders of Rosetta Stone for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to Deloitte & Touche LLP's independence, professional competence and standing. As a matter of good corporate governance, we are asking stockholders to ratify this selection. Our Audit Committee continually monitors the services and fees of the independent registered public accounting firm and even if the selection is ratified by our stockholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders. One or more representatives of Deloitte & Touche LLP are expected to attend the Meeting and will have the opportunity to make a statement at the Meeting if they wish to do so. It is also expected that Deloitte & Touche LLP's representative(s) will be available to respond to appropriate questions from stockholders.

        Our Audit Committee's Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm    It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The independent auditor and management periodically report to the Audit Committee the actual fees incurred versus the pre-approved budget.

  Fees Paid to Deloitte & Touche LLP

        The following table shows fees that we paid (or accrued) for professional services rendered by Deloitte & Touche LLP for 2010 and 2009:

Fees Category	Year Ended December 31, 2010	Year Ended December 31, 2009
Audit Fees	$966,041	$827,705
Audit-Related Fees	7,000	782,001
Tax Fees	168,433	131,554
All Other Fees	—	—

Total All Fees	$1,141,474	$1,741,260

        Audit Fees    These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.

        Audit-Related Fees    These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under "Audit Fees."

        Tax Fees    These fees consist of amounts paid for federal, state, local and foreign tax compliance, tax advice and tax planning and related matters.

        All Other Fees    These fees consist of all other amounts we paid to Deloitte & Touche LLP during the applicable period that do not come within one of the foregoing categories.

        Proposal No. 2 must be approved by a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal. If the selection of Deloitte & Touche LLP is not ratified accordingly, our Board of Directors will consider whether we should select another independent registered public accounting firm.

Our Board of Directors recommends that you vote
"FOR" the ratification of the selection of Deloitte & Touche LLP.

PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO THE 2009 OMNIBUS INCENTIVE PLAN

Background

        At the Meeting, our stockholders will be asked to approve an amendment to the Rosetta Stone Inc. 2009 Omnibus Incentive Plan, or our 2009 Plan, increasing the number of shares of our common stock available for issuance under our 2009 Plan from 2,437,744 shares of our common stock to 3,437,744 shares of our common stock (the "Amendment"). On January 4, 2011, our Compensation Committee and our Board of Directors approved the Amendment, subject to stockholder approval at the Meeting, which our Board of Directors recommends. As amended, Section 4.1(a) of our 2009 Plan will read in its entirety as follows: "The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is equal to 3,437,744 (the "Authorized Shares")."

        Our Board of Directors has adopted, and our stockholders have previously approved, our 2009 Plan. Our 2009 Plan is a broad-based incentive plan that provides for the grant of incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, annual cash incentive awards, other stock-based awards and certain other cash awards. Our Board of Directors believes that our Company's success and long-term progress are dependent upon attracting and retaining qualified individuals who can serve as directors, officers, employees, consultants and advisers, and aligning the interests of such individuals with those of its stockholders. Our 2009 Plan gives our Board of Directors and Compensation Committee the maximum flexibility to use various forms of incentive awards as part of our Company's overall compensation programs.

        We have reserved 2,437,744 shares of our common stock for issuance under our 2009 Plan. At March 31, 2011, there were 28,519 shares still available for issuance under our 2009 Plan. This amount is reflective of a 1,000,000 share reserve for our Long Term Incentive Program.

Vote Required

        Under NYSE rules, the approval of the Amendment requires an affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal. Abstentions are considered by the NYSE as votes cast and broker non-votes are considered by the NYSE as entitled to vote. Therefore, abstentions on this proposal will have the effect of a vote against this proposal to the extent that the number of votes cast in favor of the proposal represent less than a majority of the votes cast and broker non-votes will have the effect of a vote against this proposal to the extent that the number of votes cast on the proposal represent less than 50% in interest of all shares entitled to vote on this proposal.

Plan Summary

        Certain features of our 2009 Plan are summarized below. The following summary does not purport to be a complete description of the provisions of the current 2009 Plan. The 2009 Plan is filed as Exhibit 10.2 to our Amendment No. 4 to Form S-1 filed with the SEC on March 17, 2009.

        Our employees are eligible to receive awards under our 2009 Plan. In addition, the non-employee directors of our Company and consultants, agents, representatives, advisors and independent contractors who render services to our Company and its affiliates that are not in connection with the offer and sale of our Company's securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our Company's securities will be eligible to receive awards settled in shares of our common stock, other than incentive stock options, under our 2009 Plan.

        Under our 2009 Plan, the maximum number of shares of our common stock with respect to which incentive stock options may be granted to an employee during a fiscal year is equal to twenty-five percent (25%) of the authorized shares of common stock (the "Authorized Shares"), the maximum number of shares of our common stock with respect to which nonqualified stock options may be granted to an employee during a fiscal year is equal to twenty-five percent (25%) of the Authorized Shares, and the maximum number of shares of our common stock with respect to which stock appreciation rights may be granted to an employee during a fiscal year is equal to twenty-five percent (25%) of the Authorized Shares. Under our 2009 Plan, the maximum number of shares of our common stock with respect to which performance stock awards may be granted to an employee during a fiscal year is equal to twenty-five percent (25%) of the Authorized Shares and the maximum number of shares of our common stock with respect to which performance unit awards payable in shares of our common stock may be granted to an employee during a fiscal year is equal to twenty-five percent (25%) of the Authorized Shares. Under our 2009 Plan the maximum value of cash with respect to which performance unit awards payable in cash may be granted to an employee during a calendar year is $5,000,000 and the maximum amount that may be paid to a key executive employee under all annual cash incentive awards granted to the employee during a calendar year is $5,000,000.

        Our Board of Directors will administer our 2009 Plan with respect to awards to non-employee directors and our Compensation Committee will administer our 2009 Plan with respect to awards to employees and other non-employee service providers other than non-employee directors. In administering awards under our 2009 Plan our Board of Directors or the Compensation Committee, as applicable (the "committee"), has the power to determine the terms of the awards granted under our 2009 Plan, including the exercise price, the number of shares subject to each award and the exercisability of the awards. The committee also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the plan.

        Under our 2009 Plan, the committee may grant:

  •
  options to acquire our common stock. The exercise price of options granted under our 2009 Plan must at least be equal to the fair market value of our common stock on the date of grant and the term of an option may not exceed ten years, except that with respect to an incentive stock option granted to any employee who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date. The term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date;

  •
  stock appreciation rights, or SARs, which allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The amount payable under the stock appreciation right may be paid in cash or with shares of our common stock, or a combination thereof, as determined by the committee;

  •
  restricted stock awards, which are awards of our shares of common stock that vest in accordance with terms and conditions established by the committee; and

  •
  restricted stock units, which are awards that are based on the value of our common stock and may be paid in cash or in shares of our common stock.

        Under our 2009 Plan, the committee may also grant performance stock and performance unit awards. Performance stock and performance units are awards that will result in a payment to a participant only if performance goals established by the committee are achieved or the award otherwise vests. It is intended that our 2009 Plan will conform to the standards of Section 162(m). The committee will establish organizational or individual performance goals which, depending on the extent to which they are met, will determine the number and the value of performance stock and performance units to be paid out to participants. Payment under performance unit awards may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the committee.

        The amount of, the vesting and the transferability restrictions applicable to any performance stock or performance unit award will be based upon the attainment of such performance goals as the committee may determine.

        Under our 2009 Plan, performance stock awards, performance unit awards, and annual cash incentive awards are subject to the satisfaction of one or more performance goals during the applicable performance period. Performance goals for such awards will be determined by our Compensation Committee and will be designed to support our Company's business strategy and align participants' interests with stockholder interests. Performance goals for performance stock awards, performance unit awards, and annual cash incentive awards to a "covered employee" (as defined in Section 162(m) of the Internal Revenue Code ("Section 162(m)") and the regulations or other guidance promulgated by the Internal Revenue Service under Section 162(m)) ("Covered Employee") that are intended to qualify as performance-based compensation under Section 162(m) will be based on the criteria contained in our 2009 Plan, including one or more of the following business criteria which were previously approved by our stockholders: earnings per share, earnings per share growth, total shareholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth, total market value and customer satisfaction scores.

        Achievement of the goals may be measured:

  •
  individually, alternatively or in any combination; and

  •
  with respect to our Company, one or more business units or subsidiaries, a peer group of companies or any combination of the foregoing.

        Our Compensation Committee may, in its discretion, decrease the amount payable under any award. The Compensation Committee may not increase the amount payable under an award.

        In addition to the performance-based awards described above, our Compensation Committee may issue options and stock appreciation rights to Covered Employees that may constitute performance-based compensation under Section 162(m).

        Awards may be granted under our 2009 Plan in substitution for stock options and other awards held by employees of other corporations who are about to become employees of our Company or any of its subsidiaries. The terms and conditions of the substitute awards granted may vary from the terms and conditions set out in our 2009 Plan to the extent our Board of Directors may deem appropriate.

        The existence of outstanding awards will not affect in any way the right or power of our Company to make any adjustments, recapitalizations, reorganizations or other changes in our Company's capital structure or its business. If our Company shall effect a capital readjustment or any increase or reduction of the number of shares of our common stock outstanding, without receiving compensation therefor in money, services or property, then the number and per share price of our common stock subject to outstanding awards under our 2009 Plan shall be appropriately adjusted.

        If we are not the surviving entity in any merger, consolidation or other reorganization; if we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets; if we are to be dissolved; or if we are a party to any other corporate transaction, then the committee may:

  •
  accelerate the time at which some or all of the awards then outstanding may be exercised, after which all such awards that remain unexercised shall terminate;

  •
  require the mandatory surrender to our Company of some or all of the then outstanding awards as of a date in which event the committee will then cancel such awards and our Company will pay to each such holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of our Company in connection with such transaction over the exercise prices under such awards for such shares;

  •
  have some or all outstanding awards assumed or have a new award of a similar nature substituted for some or all of the then outstanding awards;

  •
  provide that the number of our shares of common stock covered by an award will be adjusted so that such award when exercised will then cover the number and class or series of our common stock or other securities or property to which the holder of such award would have been entitled pursuant to the terms of the agreement or plan relating to such transaction if the holder of such award had been the holder of record of the number of shares of our common stock then covered by such award; or

  •
  make such adjustments to awards then outstanding as the committee deems appropriate to reflect such transaction.

        After a merger or consolidation involving our Company each holder of a restricted stock award granted under our 2009 Plan shall be entitled to have his restricted stock appropriately adjusted based on the manner in which the shares of our common stock were adjusted under the terms of the agreement of merger or consolidation.

        Awards under our 2009 Plan shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.

        Our Board of Directors may alter, amend, or terminate our 2009 Plan and the committee may alter, amend, or terminate any award agreement in whole or in part; however, no termination, amendment, or modification shall adversely affect in any material way any award previously granted, without the written consent of the holder.

        Our 2009 Plan became effective February 27, 2009. No awards may be granted under our 2009 Plan on or after the tenth anniversary of the effective date, unless our 2009 Plan is subsequently amended, with the approval of stockholders, to extend the termination date.

U.S. Federal Income Tax Consequences of Awards Granted Under Our 2009 Plan

        The following is a general summary of certain of the U.S. Federal income tax consequences to participants who are either U.S. citizens or residents of certain transactions with respect to awards granted under our 2009 Plan.

        Incentive Stock Options    When the committee grants an employee an incentive stock option to purchase shares of our common stock under our 2009 Plan, the employee will not be required to recognize any U.S. Federal taxable income as a result of the grant or as a result of the employee's exercise of the incentive stock option; however, the difference between the exercise price and the fair market value of the shares of our common stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of the shares acquired through exercise of an incentive stock option (assuming such sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain (or loss) will be taxed as long term capital gain (or loss) and our Company will not be entitled to any deduction in connection with the sale (or the grant or exercise) of the incentive stock option. With respect to a sale of shares that occurs after the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares.

        However, if the employee sells the shares acquired upon exercise of an incentive stock option before the later of (i) two years from the date of grant and (ii) one year from the date of exercise, the employee will be treated as having received, at the time of sale, compensation taxable as ordinary income, and our Company will be entitled to a corresponding deduction. The amount treated as compensation income is the excess of the fair market value of the shares at the time of exercise over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as long or short term capital gain, depending on how long such shares were held. With respect to a sale of shares that occurs before the later of two years from the date of grant and one year from the date of exercise, the tax basis of the shares for the purpose of a subsequent sale includes the option price paid for the shares and the compensation income reported at the time of sale of the shares.

        Nonqualified Stock Options    When the committee grants a nonqualified stock option to purchase shares of our common stock under our 2009 Plan, the recipient will not be required to recognize any U.S. Federal taxable income as a result of the grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the nonqualified stock option. Generally, the measure of the income will be equal to the difference between the fair market value of the shares of our common stock acquired on the date the shares are acquired and the option price. The tax basis of the shares acquired on exercise of the nonqualified stock option for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the nonqualified stock option. The income reportable on exercise of the nonqualified stock option by an employee is subject to Federal tax withholding. Generally, our Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a nonqualified stock option.

        Stock Appreciation Rights    The grant of a SAR under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for our Company, at the time of grant. However, the recipient will be required to recognize ordinary income on the date the recipient exercises the SAR. Generally, the measure of the income will be equal to the amount realized on exercise of the SAR. The income reportable on exercise of the SAR by an employee is subject to Federal tax withholding. Generally, our Company will be entitled to a deduction in the amount reportable as income by the recipient on the exercise of a SAR.

        Restricted Stock Awards    The grant of a restricted stock award under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for our Company, at the time of grant unless the recipient timely makes an election under Section 83(b) of the Internal Revenue Code, as described below. Upon the expiration of the forfeiture restrictions applicable to the restricted stock award (i.e., as the shares become vested), the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of those shares at that time over the amount (if any) the recipient paid for the shares. The income realized by an employee is subject to Federal tax withholding. The Company will be entitled to a deduction in the amount and at the time the recipient recognizes income. If an election under Section 83(b) of the Internal Revenue Code has not been made, any dividends received with respect to any restricted shares that are not vested (i.e., the forfeiture restrictions have not yet lapsed) generally will be treated as compensation that is taxable as ordinary income to the recipient and our Company will be entitled to a corresponding deduction. With respect to any restricted shares that are vested (i.e., the forfeiture restrictions have lapsed), the recipient will be taxed on any dividends on such shares as the dividends are paid to the recipient and our Company will not be entitled to deductions with respect to the dividends.

        If a participant makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the restricted shares awarded under the restricted stock award, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest. However, if the shares are later forfeited, a loss can only be recognized up to the amount the participant paid, if any, for the shares.

        Restricted Stock Unit Awards    The grant of a restricted stock unit award under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for our Company at the time of grant. At the time a restricted stock unit award vests or is paid the recipient will recognize ordinary income and our Company will be entitled to a corresponding deduction. Generally, the measure of the income and deduction will be the fair market value of our Company's common stock at the time the restricted stock unit is settled.

        Performance Stock and Performance Unit Awards    Performance stock awards granted under our 2009 Plan generally have the same tax consequences as restricted stock awards as discussed above (except that the compensation deduction limitation described below generally will not apply). A recipient of a performance unit award under our 2009 Plan generally will not realize U.S. Federal taxable income at the time of grant of the award, and our Company will not be entitled to a deduction at that time with respect to the award. When the performance goals applicable to the performance unit award are attained and amounts are due under the award, the holder of the award will be treated as receiving compensation taxable as ordinary income, and our Company will be entitled to a corresponding deduction.

        Annual Cash Incentive Awards    The grant of an annual cash incentive award under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant. At the time the annual cash incentive award is settled in cash, the recipient will recognize ordinary income and our Company will be entitled to a corresponding deduction, in the amount of cash received by the recipient under the award at that time.

        Other Cash-Based and Stock-Based Awards    The grant of a cash-based award under our 2009 Plan generally will not result in the recognition of any U.S. Federal taxable income by the recipient or a deduction for us at the time of grant. At the time a cash-based award is settled in cash, the recipient will recognize ordinary income and our Company will be entitled to a corresponding deduction, in the amount of cash received by the recipient under the award at that time.

        Other stock-based awards granted under our 2009 Plan generally have the same tax consequences as restricted stock unit awards.

        Compensation Deduction Limitation    Under Section 162(m) our Company's Federal income tax deductions for certain compensation paid to Covered Employees is limited to $1,000,000 per year. Section 162(m) provides an exception to this limitation for certain "performance based" compensation approved by a committee consisting solely of at least two "outside directors." We believe that options to purchase shares of our common stock, stock appreciation rights and performance-based awards granted under our 2009 Plan generally should qualify as performance based compensation for purposes of Section 162(m) of the Code.

        New Plan Benefits    Our Compensation Committee and our Board of Directors, as applicable, in their discretion determine awards granted under our 2009 Plan and, therefore, our Company is unable to determine the awards that will be granted in the future under our 2009 Plan. The following table sets forth the type and amount of awards that have been granted to the named executive officers and the specified groups of individuals during the fiscal year ended December 31, 2010 under 2009 Plan.

2009 Plan

        THE 2010 AWARDS IN THIS TABLE FOR THE NAMED EXECUTIVE OFFICERS ARE INCLUDED IN THE SUMMARY COMPENSATION TABLE AND IN THE GRANTS OF PLAN-BASED AWARDS TABLE SET FORTH IN THIS PROXY STATEMENT AND ARE NOT ADDITIONAL AWARDS. THE 2010 AWARDS IN THIS TABLE FOR THE NON-EMPLOYEE DIRECTORS ARE INCLUDED IN THE DIRECTOR COMPENSATION TABLE SET FORTH IN THIS PROXY STATEMENT AND ARE NOT ADDITIONAL AWARDS.

Name and Position	Stock Option Awards (#)	Restricted Stock Awards (#)	Restricted Stock Unit Awards (#)
Tom P.H. Adams, Chief Executive Officer	65,000	—	—
Eric Eichmann, Former Chief Operating Officer(1)	30,000		—
Brian D. Helman, Former Chief Financial Officer(2)	20,581	—	—
Gregory W. Long, Chief Product Officer	14,274		—
Stephen Swad, Chief Financial Officer	150,000	100,000
Michael C. Wu, General Counsel	18,456		—
All current executive officers as a group(3)	247,730	100,000	—
All current non-employee directors as a group	20,853	—	12,096
All current employees except current executive officers as a group(4)	257,177	94,692	—

(1)
Mr. Eichmann terminated employment as of August 6, 2010.

(2)
Mr. Helman terminated employment as of August 31, 2010.

(3)
All current executive officers as a group does not include Eric Eichmann or Brian D. Helman who terminated employment during 2010.

(4)
Represents all 2010 awards provided to current employees as of March 31, 2011.

 Equity Compensation Plan Information

        The table below sets forth the following information as of the end of December 31, 2010 for (1) all compensation plans previously approved by our stockholders and (2) all compensation plans not previously approved by our stockholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of such outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,043,574	$13.25	1,149,118
Equity compensation plans not approved by security holders	—	—	—
Total	2,043,574	$13.25	1,149,118

        In addition to our 2009 Plan, we maintain the Rosetta Stone Inc. 2006 Stock Incentive Plan, which was previously approved by our stockholders in 2006 prior to our initial public offering. No new awards will be made under the 2006 plan. We do not maintain any equity compensation plans that have not been approved by our stockholders.

Our Board recommends that you vote
"FOR" the approval of the Amendment to the 2009 Omnibus Incentive Plan.

PROPOSAL NO. 4
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

        The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote, commonly referred to as "say on pay", is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as disclosed under the "Compensation Discussion and Analysis" and "Executive Compensation" sections of this proxy statement. We are providing this vote as required by Section 14A of the Exchange Act. Accordingly, we are asking our stockholders to vote "FOR" the adoption of the following resolution:

        "RESOLVED, that the stockholders of Rosetta Stone Inc. ("Rosetta Stone") advise that they approve the compensation paid to Rosetta Stone's named executive officers, as disclosed in Rosetta Stone's Proxy Statement for the 2011 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

        This proposal must be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on this proposal. Abstentions with respect to the approval of this proposal will have the effect of a vote against this proposal. Broker non-votes will not be counted for the purpose of determining the number of votes necessary for approval of this proposal.

Our Board recommends that you vote
"FOR" the advisory approval of the resolution set forth above.

PROPOSAL NO. 5
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 4 above should occur every year, every two years or every three years.

        Our Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the "say-on-pay" advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of stockholders.

        While we intend to carefully consider the voting results of this proposal, the final vote on the frequency of future advisory votes is advisory in nature and therefore not binding on us, our Board of Directors or our Compensation Committee. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the board's recommendation. Although non-binding, our Board of Directors and our Compensation Committee will carefully review the voting results. Notwithstanding the Board of Directors' recommendation and the outcome of the stockholder vote, our Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

        The advisory vote regarding the frequency of the stockholder vote described in this proposal shall be determined by a plurality vote, which means that we will consider stockholders to have expressed a non-binding preference for the option that receives the highest number of favorable votes. Broker non-votes will have no effect on the outcome of this proposal.

Our Board recommends that you vote
to conduct future advisory votes on executive compensation every year.

X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY 1. ELECTION OF DIRECTORS 2. Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011. 3. Approve the Amendment to our 2009 Omnibus Incentive Plan. Our Board of Directors recommends that you vote FOR all of the nominees listed below: Nominees: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you are withholding on the line below.  Signature Signature Date , 2011. NOTE: Please sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: For All For All Except Withhold All To act upon such other business as may properly come before the meeting or any adjournment or any postponement thereof. 01) Laurence Franklin 02) Laura L. Witt 03) Theodore J. Leonsis Our Board of Directors recommends you vote FOR the following proposal(s): Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. OR As a stockholder of Rosetta Stone Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 25, 2011. VOTE BY INTERNET QUICK EASY IMMEDIATE Rosetta Stone Inc. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 4. Approve the compensation paid to our named executive officers. FOR AGAINST ABSTAIN 5. Frequency of future non-binding advisory votes on executive compensation: Our Board of Directors Recommends you vote for an annual advisory vote on executive compensation: ONE YEAR TWO YEARS THREE YEARS ABSTAIN * * * * * *

ROSETTA STONE INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS May 26, 2011 The undersigned hereby appoints Tom P.H. Adams and Michael C. Wu, or either of them, as proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Rosetta Stone Inc. to be held at 3:30 p.m. local time on May 26, 2011, at Rosetta Stone’s offices at 1919 North Lynn St., 7th Fl., Arlington, Virginia 22209, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side: THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ROSETTA STONE. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NAMED IN THE PROXY, “FOR” PROPOSALS 2, 3 AND 4 AND FOR AN ANNUAL, NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by applicable law (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented). WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 26, 2011. The Proxy Statement and our 2010 Annual Report to Stockholders are available at: http://www.cstproxy.com/rosettastone/2011